UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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The NASDAQ OMX Group, Inc.

(Name of Registrant as Specified In its Charter)

N/A

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THE NASDAQ OMX GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 26, 2011

To the holders of voting securities of The NASDAQ OMX Group, Inc.:

Please take notice that the annual meeting of stockholders of The NASDAQ OMX Group, Inc., a Delaware corporation, will be held at NASDAQ MarketSite, Four Times Square, New York, New York 10036, on May 26, 2011, at 9:00 a.m., local time, for the following purposes, all as described in the attached proxy statement:

1.	To elect 16 directors to a one-year term;

2.	To ratify the appointment of Ernst & Young LLP as NASDAQ OMX’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To approve an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

We urge you to read carefully the attached proxy statement for additional information concerning the matters to be considered at this meeting.

Our board of directors has fixed the close of business on April 8, 2011 as the record date for the determination of holders of our voting securities entitled to vote at the annual meeting. Only holders of record at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment of the meeting. A list of these holders will be available at the annual meeting, and for at least 10 days prior to the annual meeting, at our principal executive offices at One Liberty Plaza, New York, New York 10006.

To ensure your representation at the 2011 annual meeting of stockholders, you are urged to vote, whether or not you plan to attend the meeting, by proxy by one of the following methods as promptly as possible:

1.	Submit a proxy via the Internet or telephone pursuant to the instructions provided in the notice of Internet availability of proxy materials that we will mail no later than April 15, 2011 to holders of voting securities as of the record date; or

2.	Request printed copies of the proxy materials by mail pursuant to the instructions provided in the notice of Internet availability of proxy materials and complete, date, sign and return the proxy card that you will receive in response to your request.

If you attend the meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy for your NASDAQ OMX voting securities.

By Order of the Board of Directors,

Robert Greifeld Chief Executive Officer and President

New York, New York

April 15, 2011

THE NASDAQ OMX GROUP, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2011

We are furnishing this proxy statement to the holders of the voting securities of The NASDAQ OMX Group, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use in voting at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice of annual meeting, and at any and all adjournments or postponements of this meeting.

In accordance with rules of the United States Securities and Exchange Commission (SEC), instead of mailing printed copies of our proxy materials to each stockholder of record, we are furnishing the proxy materials for the 2011 annual meeting by providing access to these documents on the Internet. A notice of Internet availability of proxy materials is being mailed to holders of our voting securities. We first mailed or delivered this notice to holders of our voting securities on or about April 15, 2011. The notice of Internet availability contains instructions for accessing and reviewing our proxy materials and submitting a proxy over the Internet. Our proxy materials were made available at http://ir.nasdaqomx.com/annuals.cfm on the date that we first mailed or delivered the notice of Internet availability. The notice will also tell you how to request our proxy materials in printed form or by e-mail, at no charge. The notice contains a control number that you will need to submit a proxy for your securities.

THE ANNUAL MEETING

When and where is the meeting? The annual meeting is scheduled to be held at NASDAQ MarketSite, Four Times Square, New York, New York 10036, on May 26, 2011, at 9:00 a.m. local time.

What is the purpose of the meeting? At the annual meeting, the holders of NASDAQ OMX’s voting securities will be asked to consider and vote upon each of the following matters:

1.	To elect 16 directors to a one-year term;

2.	To ratify the appointment of Ernst & Young LLP as NASDAQ OMX’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To approve an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Who is entitled to vote? Only holders of record listed on the books of NASDAQ OMX at the close of business on April 8, 2011 (record date) of the following NASDAQ OMX voting securities will be entitled to notice of, and to vote at, the annual meeting:

•	common stock, par value $0.01 per share; and

•	3.75% Series A convertible notes due 2012 (voting notes, and together with the common stock, the NASDAQ OMX voting securities).

As of the record date, there were outstanding 176,341,161 shares of common stock (including shares of restricted common stock entitled to vote at the annual meeting). Our certificate of incorporation provides holders of the voting notes the right to vote on an as-converted basis with holders of the common stock on matters submitted for a stockholder vote. As of the record date, the voting notes were convertible into 34,482 shares of our common stock.

A list of holders entitled to vote at the annual meeting will be available at the annual meeting and for at least 10 days prior to the annual meeting, between the hours of 9:00 a.m. and 5:00 p.m. local time, at our principal executive offices, One Liberty Plaza, New York, New York 10006. You may arrange to review this list by contacting NASDAQ OMX’s corporate secretary, Joan Conley, c/o The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006.

How many votes do I have? Each share of common stock has one vote, subject to the voting limitation in our certificate of incorporation that generally prohibits a holder from voting in excess of 5% of the total voting power of NASDAQ OMX. The holder of each voting note is entitled to the number of votes equal to the number of shares of common stock into which that voting note could be converted on the record date.

Is my vote confidential? Your individual vote is confidential and will not be disclosed to third parties. Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be displayed except as required by law.

What constitutes a quorum? The presence of the holders of a majority (greater than 50%) of the votes entitled to be cast at the meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you submit a proxy by Internet, by telephone or by returning a signed and dated proxy card (if proxy materials are requested in printed form) or if you vote in person at the annual meeting. Abstentions and broker non-votes are counted as present and entitled to vote at the meeting for purposes of determining a quorum.

Who counts the votes? Our transfer agent, BNY Mellon, tabulates the votes and acts as inspector of elections.

How do I vote? You can ensure that your NASDAQ OMX voting securities are voted at the meeting by:

•	attending the meeting and voting in person, as discussed below;

•	submitting your proxy by Internet or telephone; or

•	if you request a printed copy of proxy materials, completing, signing, dating and returning the proxy card in the envelope provided.

Proxy Submission by Internet. You have the option to submit a proxy for your securities through the Internet. The notice of Internet availability of proxy materials contains the website address (http://ir.nasdaqomx.com/annuals.cfm) for Internet proxy submission. Internet proxy submission is available 24 hours a day until 11:59 p.m. (E.D.T.) on May 25, 2011. You must enter your control number, which is printed in the lower right hand corner of the notice of Internet availability, and you will be given the opportunity to confirm that your instructions have been properly recorded.

Proxy Submission by Telephone. You have the option to submit a proxy for your securities by telephone. The notice of Internet availability of proxy materials will have information about Internet proxy submission, but is not permitted to include a telephone number for submitting a proxy by phone, because that would enable a stockholder to submit a proxy without first accessing the proxy materials.

The instructions for telephonic proxy submission are provided on the website where the proxy materials can be viewed. You will be provided with a telephone number for submitting your proxy at this site.

Alternatively, if you request paper copies of the proxy materials, your proxy card will list a toll-free telephone number that you may use to submit a proxy for your shares. Telephone proxy submission is available 24 hours a day until 11:59 p.m. (E.D.T.) on May 25, 2011. When you submit a proxy by telephone, you will be required to enter your control number. You will then receive easy-to-follow voice prompts allowing you to instruct the proxy holders how to vote your securities and to confirm that your instructions have been properly recorded. If you are located outside the United States or Canada, you should instruct the proxy holders how to vote your securities by Internet or by mail.

Proxy Submission by Mail. If you choose to submit a proxy by mail after requesting and receiving printed proxy materials, simply complete, sign and date your proxy card and return it in the postage-paid envelope provided.

How do I complete the proxy? The proxy provides that each stockholder may vote his or her NASDAQ OMX voting securities “For” or “Against” or “Abstain” for individual nominees or for all of the nominees; may vote “For” or “Against” or “Abstain” from voting with respect to the ratification of NASDAQ OMX’s independent registered public accounting firm, and the requested approval of an advisory vote on executive compensation; and may vote “Every Year” or “Every Two Years” or “Every Three Years” or “Abstain” with respect to the advisory vote on the frequency of future advisory votes on executive compensation. Whichever method you select to transmit your instructions, the proxy holders will vote your securities as provided by those instructions. IF YOU PROVIDE A PROXY WITHOUT SPECIFIC VOTING INSTRUCTIONS, YOUR NASDAQ OMX VOTING SECURITIES WILL BE VOTED BY THE PROXY HOLDERS “FOR” THE ELECTION OF THE DIRECTORS NAMED IN THIS PROXY STATEMENT, “FOR” PROPOSALS II AND III AND “THREE YEARS” FOR PROPOSAL IV.

If your NASDAQ OMX voting securities are held by a broker, bank or other nominee that does not have express authority to vote on a particular matter, you will receive instructions from your nominee, which you must follow to have your NASDAQ OMX voting securities voted. The broker, bank or other nominee may only vote the NASDAQ OMX voting securities that it holds for you as provided by your instructions, subject to certain exceptions described below.

What do I need to do to attend the annual meeting? If you are a holder of record, you should indicate that you plan to attend the meeting when submitting your proxy. For the safety and comfort of our stockholders, admission to the annual meeting will be restricted to holders of record and beneficial owners of NASDAQ OMX voting securities as of the close of business on April 8, 2011. You will need to provide a valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the annual meeting. If you are a beneficial owner of NASDAQ OMX voting securities held by a bank, broker or other nominee, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the bank, broker or other nominee are examples of proof of ownership. If you want to vote in person your NASDAQ OMX voting securities held by a bank, broker or other nominee, you will have to obtain a proxy, executed in your favor, from the holder of record. You may contact NASDAQ OMX’s corporate secretary, Joan C. Conley, c/o The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006, in writing or by facsimile (at 301-978-5088), to obtain directions to the annual meeting.

What are the board’s recommendations? The NASDAQ OMX board recommends that you vote “FOR” each of the nominees for director named in Proposal I, “FOR” Proposals II and III and “EVERY THREE YEARS” for Proposal IV.

What vote is required to elect each director? Our directors are elected by the holders of a majority of votes cast at any meeting for the election of directors at which a quorum is present and there is an uncontested election. The sixteen nominees must receive the affirmative vote of the holders of a majority of the votes cast for the election of directors to be duly elected to the board of directors in an uncontested election. Any securities not voted, for example by abstention or, if applicable, broker non-vote, will not impact the vote. Our by-laws and corporate governance guidelines require that in an uncontested election, a director-nominee submit an irrevocable resignation as a condition to his or her nomination for election. If a director fails to receive the requisite number of votes in an uncontested election, the irrevocable resignation becomes effective and such resignation will be considered by the nominating & governance committee, which committee will recommend such resignation to the full board and the full board will act on the resignation promptly following certification of the stockholder vote. The NASDAQ OMX board is required to disclose publicly its decision-making process with respect to the director resignation. See “Proposal I: Election of Directors” and “NASDAQ OMX Corporate Governance Guidelines and Code of Ethics” for full details of this policy. The 2011 election of directors is an uncontested election.

What vote is required to approve the other proposals? The following proposals require an affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter. For these votes, abstentions have the effect of a vote against these proposals. Broker non-votes, if applicable, have no effect on these proposals.

•	Ratification of appointment of Ernst & Young LLP; and

•	Approval of an advisory vote on executive compensation.

The stockholder vote to approve an advisory vote on executive compensation is an advisory vote only and, therefore, the result of that vote will not be binding on our board of directors or management compensation committee. Our board and management compensation committee will, however, consider the outcome of the vote when evaluating our executive compensation program in the future.

In connection with the proposal for an advisory vote on the frequency of future advisory votes on executive compensation, stockholders will be able to choose from among four options in connection with this frequency vote, namely whether future stockholder votes to approve executive compensation should occur each year, every two years or every three years, or the stockholder abstains from voting on this matter. The frequency receiving a plurality of votes cast will be deemed to be the preferred frequency for the advisory vote on executive compensation selected by our stockholders on an advisory basis. Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will have no effect on the outcome of this proposal. While the outcome of the frequency vote will not be binding on our board of directors, our board of directors will consider the number of votes cast for each frequency choice when determining how often to hold future stockholder advisory votes on our executive compensation.

What is a broker non-vote? If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.”

If you hold your shares through a broker, it is important that you cast your vote if you want it to count in the election of directors and on the two advisory votes on executive compensation. Regulatory changes have eliminated the ability of your broker to vote your uninstructed shares in the election of directors and on the two advisory votes on executive compensation on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote on these matters, no votes will be cast on your behalf.

What if other items come up at the annual meeting and I am not there to vote? We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you provide your voting instructions by Internet or telephone, or return a signed and dated proxy card, you give the proxy holders the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting. If the meeting is adjourned or postponed, your NASDAQ OMX voting securities may be voted by the proxy holders on the new meeting date, unless you have revoked your proxy instructions before that date.

Can I change my vote? You can change your vote by revoking your proxy at any time before it is exercised in one of three ways:

•	Submit a later dated proxy (including a proxy submitted through the Internet, by telephone or by proxy card);

•

Notify NASDAQ OMX’s corporate secretary, Joan C. Conley, c/o The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006, in writing or by facsimile (at 301-978-5088), that you are revoking your proxy; or

•	Vote in person at the annual meeting.

If you are a beneficial owner of NASDAQ OMX voting securities held by a bank, broker or other nominee, you will need to contact the bank, broker or other nominee to revoke your proxy.

When will the results of the voting be available? Votes will be tabulated by BNY Mellon, the independent inspector of elections appointed for the meeting. Preliminary results will be announced at the meeting and, thereafter, final results will be reported in a current report on Form 8-K, which is expected to be filed with the SEC within four business days after the meeting.

Who is paying the costs of this proxy solicitation? We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (who will not receive any additional compensation for these solicitations), in person or by telephone, electronic transmission and facsimile transmission. NASDAQ OMX will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their beneficial owners/customers and obtaining their proxies. We have hired Phoenix Advisory Partners to assist in soliciting proxies at a fee of $7,500 plus costs and expenses for these services. Your cooperation in promptly submitting your proxy through the Internet or by telephone, or, if proxy materials are requested by mail, by dating and returning the enclosed proxy card will help to avoid additional expense.

Does NASDAQ OMX have a practice of householding? In a further effort to reduce printing and postage fees for the meeting notice, NASDAQ OMX has adopted a practice approved by the SEC known as “householding.” Under our practice, stockholders who have the same last name and address will receive one notice of Internet availability of proxy materials, unless one or more of these stockholders notifies us that he or she desires to continue to receive a separate copy of the proxy materials. Beneficial owners can request information about householding from their banks, brokers or other holders of record. If you would like to receive a separate copy of the proxy materials, please send an email to investor.relations@nasdaqomx.com, or in the alternative, please call the NASDAQ OMX Investor Relations department at 212-401-8742.

PROPOSAL I

ELECTION OF DIRECTORS

The business and affairs of NASDAQ OMX are managed under the direction of our board of directors. Pursuant to our certificate of incorporation and by-laws and based on our governance needs, the board may determine the total number of directors. Currently, the board is authorized to have sixteen directors. Our directors have diverse backgrounds and experience and represent a broad spectrum of viewpoints. Each of the current members of the board has been nominated by our nominating & governance committee for re-election to a one-year term. All nominees have consented to be named in this proxy statement and to serve on the NASDAQ OMX board, if elected. In the event that any nominee named herein is unable or unwilling to serve as a director, discretionary authority is reserved to the board of directors to vote for a substitute.

In an uncontested election, our directors are elected by a majority of votes cast at any meeting for the election of directors at which a quorum is present. This election is an uncontested election, and therefore, each of the sixteen nominees must receive the affirmative vote of a majority of the votes cast to be duly elected to the board of directors. Any securities not voted by abstention and broker non-votes will not impact the vote. Our corporate governance guidelines require that, in an uncontested election, a director-nominee must submit an irrevocable resignation as a condition to his or her nomination for election. If a director fails to receive the requisite number of votes in an uncontested election, the irrevocable resignation becomes effective and such resignation will be considered by the nominating & governance committee. This committee will recommend to the full board whether or not to accept the resignation. The board is required to act on the recommendation and to disclose publicly its decision-making process with respect to the resignation.

Board Responsibilities

In addition to its general oversight of management, the board also performs a number of specific functions, including:

•	Reviewing, approving and overseeing our corporate strategies and corporate actions including long-term strategic plans and evaluating the results;

•	Reviewing, approving and overseeing fundamental financial information and reporting;

•	Assessing major risks and reviewing options for their mitigation;

•	Overseeing management’s efforts to establish and maintain the highest legal, regulatory and ethical conduct of all businesses, including conformity with applicable laws and regulations;

•	Selecting, evaluating and approving the compensation of the Chief Executive Officer and other senior officers and overseeing succession planning for these executives;

•	Evaluating the overall structure and effectiveness of the board, board members and committees and overseeing effective corporate governance;

•	Providing advice and counsel to senior management; and

•	Evaluating, selecting and recommending an appropriate slate of candidates to stockholders for election as directors.

Separation of Roles of Chairman and Chief Executive Officer

NASDAQ OMX separates the roles of chairman of the board and Chief Executive Officer. NASDAQ OMX believes that this separation of roles promotes more effective communication channels for the board to express its views on management. NASDAQ OMX’s Chief Executive Officer and President, Robert Greifeld, who has over twenty years experience in the securities industry, is responsible for the strategic direction, day-to-day leadership and performance of NASDAQ OMX. The chairman of NASDAQ OMX’s board, H. Furlong Baldwin, who has extensive experience serving on the boards and board committees of several public companies, provides guidance to the Chief Executive Officer, presides over meetings and executive sessions of the board of directors and serves as the primary liaison between the Chief Executive Officer and the other directors. Given the relatively large size of the board, which currently includes 16 directors, we believe that this separation of roles and allocation of distinct responsibilities to each role facilitates communication between senior management and the full board of directors about issues such as corporate governance, management development, succession planning, executive compensation and company performance.

Director Classifications

In accordance with SEC requirements to ensure that balanced viewpoints are represented on our board of directors, NASDAQ OMX’s by-laws require that all directors be classified as:

•	Industry Directors;

•	Non-Industry Directors, which are further classified as either Public Directors or Issuer Representatives; or

•	Staff Directors.

The number of Non-Industry Directors, including at least one Public Director and at least one Issuer Representative of a listed company, is required to equal or exceed the number of Industry Directors, unless the NASDAQ OMX board consists of ten or more directors. In that case, at least two directors must be Issuer Representatives. We establish the classification of each director based on a questionnaire with specific questions relating to the classifications. NASDAQ OMX’s corporate secretary annually certifies to the board of directors the classification of each director. The following is a general description of NASDAQ OMX’s director classifications, which are detailed in our by-laws:

•

Industry Director means a director who is not a Staff Director and who (i) is or has served in the prior three years as an officer, director, or employee of a broker or dealer, excluding an outside director or a director not engaged in the day-to-day management of a broker or dealer; (ii) is an officer, director (excluding an outside director) or employee of an entity that owns more than 10% of the equity of a broker or dealer, and the broker or dealer accounts for more than 5% of the gross revenues received by the consolidated entity; (iii) owns more than 5% of the equity securities of any broker or dealer, whose investments in brokers or dealers exceed 10% of his or her net worth, or whose ownership interest otherwise permits him or her to be engaged in the day-to-day management of a broker or dealer; (iv) provides professional services to brokers or dealers, and such services constitute 20% or more of the professional revenues received by the director or 20% or more of the gross revenues received by the director’s firm or partnership; (v) provides professional services to a director, officer, or employee of a broker, dealer, or corporation that owns 50% or more of the voting stock of a broker or dealer, and such services relate to the director’s, officer’s or employee’s professional capacity and constitute 20% or more of the professional revenues received by the director or 20% or more of the gross revenues received by the director’s firm or partnership; or (vi) has a consulting or employment relationship with, or provides professional services to, NASDAQ OMX or its affiliates or the Financial Industry Regulatory Authority (FINRA), or any predecessor, or has had any such relationship or provided such services at any time within the prior three years;

•

Non-Industry Director means a director who is not a NASDAQ OMX employee and who is (i) a Public Director; (ii) an Issuer Representative; or (iii) any other individual who would not be an Industry Director;

•	Public Director means a director who has no material business relationship with a broker or dealer, NASDAQ OMX or its affiliates or FINRA;

•	Issuer Representative means a director who is a director, officer or employee of an issuer of securities listed on The NASDAQ Stock Market; and

•	Staff Director means a director who is also an officer of NASDAQ OMX.

Director Independence

NASDAQ OMX is currently listed on The NASDAQ Stock Market and NASDAQ Dubai. The rules of The NASDAQ Stock Market require that a majority of the members of our board of directors be independent. NASDAQ Dubai requires that at least two directors be independent. In order to qualify as independent under NASDAQ OMX’s rules, a director must satisfy a two-part test. First, the director must not fall into any of several categories that would automatically disqualify the director from being deemed independent. These categories prohibit the finding of independence for:

•	a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;

•

a director who accepted, or who has a family member who accepted, certain compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•

a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, certain payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more;

•

a director of the company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Second, no director qualifies as independent unless the board affirmatively determines that the director has no direct or indirect relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The board’s inquiry extended to both direct and indirect relationships with the company.

NASDAQ OMX also is listed on NASDAQ Dubai and, as a result, is subject to the NASDAQ Dubai listing standards and the Offered Securities Rules of the Dubai Financial Services Authority. Under these rules, a director is considered independent if the board determines the director to be independent in character and judgment and to have no relationship or circumstances that are likely to affect, or could appear to affect, the director’s judgment in a manner other than in the best interests of the company.

Based upon detailed written submissions by each director, the board has determined that all of our current directors are independent, other than Messrs. Greifeld and Kazim. Mr. Greifeld is deemed not to be independent because he is the Chief Executive Officer and President of NASDAQ OMX. Mr. Kazim is deemed not to be independent because of his affiliations with Borse Dubai, our largest stockholder, and NASDAQ Dubai.

Information With Respect to Director Nominees

Listed below are the nominees for directors. The information for each nominee includes the nominee’s principal occupation, business experience, directorships of publicly-traded companies in the past five years, age as of the date of this proxy statement, and the year the nominee was first elected a director. Each nominee, if elected, will serve for a one-year term expiring at the 2012 annual meeting and until the election and qualification of his or her successor.

We are obligated by the terms of a stockholders’ agreement dated February 27, 2008 between NASDAQ OMX and Borse Dubai, as amended, to nominate and generally use best efforts to cause the election to the NASDAQ OMX board one individual designated by Borse Dubai, subject to certain conditions. Mr. Kazim is the individual designated by Borse Dubai as its nominee.

Finally, we also are obligated by the terms of a stockholders’ agreement dated December 16, 2010 between NASDAQ OMX and Investor AB to nominate and generally use best efforts to cause the election to the NASDAQ OMX board one individual designated by Investor AB, subject to certain conditions. Mr. Ekholm is the individual designated by Investor AB as its nominee.

Name	Age	Classification	Director Since
Urban Bäckström	56	Non-Industry; Public Director	2008
H. Furlong Baldwin	79	Non-Industry; Public Director	2000
Michael Casey	65	Non-Industry; Issuer Representative	2001
Börje Ekholm	48	Non-Industry	2011
Lon Gorman	62	Industry	2003
Robert Greifeld	53	Staff Director	2003
Glenn H. Hutchins	55	Industry	2005
Birgitta Kantola	63	Non-Industry	2008
Essa Kazim	52	Industry	2008
John D. Markese	65	Non-Industry; Public Director	1996
Hans Munk Nielsen	64	Non-Industry	2008
Thomas F. O’Neill	64	Industry	2003
James S. Riepe	67	Non-Industry	2003
Michael R. Splinter	60	Non-Industry; Issuer Representative	2008
Lars Wedenborn	52	Non-Industry	2008
Deborah L. Wince-Smith	60	Non-Industry; Public Director	2004

Nominees

Urban Bäckström was elected non-executive Deputy Chairman of NASDAQ OMX’s board of directors effective March 1, 2008. Previously, he was Chairman of OMX’s board of directors since April 2007 and a board member since 2005. He is currently, since June 1, 2005, also Managing Director of the Confederation of Swedish Enterprise, a pro-business non-profit organization representing 54,000 Swedish companies. Between 1991 and 1993, Mr. Bäckström was State Secretary in the Ministry of Finance in Sweden. From 1994 to December 31, 2002, Mr. Bäckström was Chairman and Governor of The Swedish Central Bank. During that period he also served on the board of the Bank for International Settlement, as a board member from 1994 to 1999 and as Chairman from 1999 to 2002. He also represented Sweden as Governor of the International Monetary Fund, in the Group-of-Ten, in the European Monetary Institute, a forerunner to the European Central Bank (ECB) between 1995 and 1998 and in the General Council of ECB between 1999 and 2002. Mr. Bäckström was, in accordance with the Swedish Central Bank Act, restricted from seeking employment for ten months after leaving the Central Bank. From November 2003 until May 2005, he was Chief Executive Officer of Skandia Liv, one of the largest life insurers in Sweden.

Skills and Qualifications

Mr. Bäckström has extensive experience in the international financial field where he maintains broad contacts, and he brings a global perspective to the NASDAQ OMX board. Mr. Bäckström also has senior leadership and risk management experience as a result of his past professional roles.

H. Furlong Baldwin was elected non-executive Chairman of NASDAQ OMX’s board of directors effective May 12, 2003 and has been a member of NASDAQ OMX’s board of directors since July 2000. Mr. Baldwin also served as a member of FINRA’s board of governors from 1999 until 2003. Mr. Baldwin served as Chairman and Chief Executive Officer of the Mercantile Bankshares Corporation, a multi-bank holding company, from April 1976 until March 2001. Mr. Baldwin retired as Chairman and member of the Mercantile board of directors in March 2003. Mr. Baldwin joined Mercantile-Safe Deposit & Trust Company in 1956 and was elected President of Mercantile-Safe Deposit & Trust Company and Mercantile Bankshares Corporation in 1970, and Chairman and Chief Executive Officer in 1976. Mr. Baldwin serves on the boards of W.R. Grace & Co., Platinum Underwriters Holdings, Ltd. and Allegheny Energy, Inc.

Skills and Qualifications

Mr. Baldwin has served in senior leadership roles in his positions as Chairman and Chief Executive Officer of Mercantile Bankshares Corporation. In these roles, Mr. Baldwin was responsible for all aspects of that company’s operations and negotiated multiple mergers and acquisitions. Mr. Baldwin also has served on the boards of directors and compensation and governance committees of several public companies, bringing extensive public company experience to the NASDAQ OMX board.

Michael Casey was elected to NASDAQ OMX’s board of directors in January 2001. He is an advisor to the Chief Executive Officer and Chief Financial Officer of Starbucks Corporation, a leading roaster and retailer of specialty coffee. Prior to his current position, Mr. Casey served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks from September 1997 to October 2007 and Senior Vice President and CFO from August 1995. Mr. Casey is a member of the lululemon athletica inc. board of directors.

Skills and Qualifications

Due to his extensive background in finance and accounting, Mr. Casey meets the criteria of an audit committee financial expert for the NASDAQ OMX board. Mr. Casey brings substantial finance and accounting experience as a direct result of his responsibilities as former CFO of Starbucks. While at Starbucks, Mr. Casey also gained experience in executive compensation and human resources issues, which are integral to his role as the chairman of the management compensation committee of NASDAQ OMX’s board.

Börje Ekholm was elected to NASDAQ OMX’s board of directors effective February 17, 2011. Mr. Ekholm is the President and Chief Executive Officer of Investor AB. Prior to becoming the President and Chief Executive Officer in 2005, Mr. Ekholm was a Member of the Management Group of Investor AB, where he had oversight of the new investments business. Mr. Ekholm previously served as the President of Novare Kapital AB, an early-stage venture capital company. He also served in various positions at McKinsey & Co Inc. Mr. Ekholm is the manager of Hycliff LLC. Mr. Ekholm serves on the boards of Chalmersinvest AB, EQT Partners AB, Husqvarna AB, Lindorff Group AB, Scania AB and Telefonaktiebolaget LM Ericsson. He is a member of the audit committees of Scania AB and Husqvarna AB.

Skills and Qualifications

Mr. Ekholm serves in a senior leadership role at Investor AB as President and Chief Executive Officer where he has gained invaluable experience in the financial sector. Mr. Ekholm brings an accounting background to the board from his current role at Investor AB and also as chairman of the audit committees of Scania AB and Husqvarna AB. Mr. Ekholm has broad knowledge of international markets. As a nominee designated by Investor AB, Mr. Ekholm also brings to the NASDAQ OMX board the perspective of a large stockholder.

Lon Gorman was elected to NASDAQ OMX’s board of directors in May 2003. Mr. Gorman is the retired Vice Chairman of The Charles Schwab Corporation, a holding company whose subsidiaries engage in securities brokerage and financial services. From September 2006 to December 1, 2009, Mr. Gorman was Chairman of NYFIX, Inc., a financial technology company focusing on electronic trading and straight-through processing solutions for the brokerage community, which was sold to NYSE Technologies in December 2009. Mr. Gorman served as Vice Chairman of The Charles Schwab Corporation from July 1999 until November 2004 and as President of Charles Schwab Institutional and Asset Management and President of Schwab Capital Markets L.P.

Mr. Gorman joined Schwab in June 1996 following 16 years at Credit Suisse First Boston where he was Managing Director and Head of Global Equity Trading. Prior to CSFB, he was a partner at F. Eberstadt & Co. with responsibility for institutional sales and trading.

Skills and Qualifications

Mr. Gorman brings risk management experience to the board from his prior roles in the financial markets industry. He has transactional experience, specifically in the strategic decision-making, business valuation and deal structure components of acquisitions and joint ventures. Finally, Mr. Gorman has a broad knowledge of the securities industry from his forty years of experience in equity trading and knowledge of the fixed income and options markets.

Robert Greifeld was elected to the board of directors and appointed Chief Executive Officer of NASDAQ OMX in May 2003. He also serves as President. Prior to joining NASDAQ OMX, Mr. Greifeld was an Executive Vice President at SunGard Data Systems, Inc., a global provider of integrated software and processing solutions for financial services and a provider of information availability services. Mr. Greifeld joined SunGard in 1999 through SunGard’s acquisition of Automated Securities Clearance, Inc., where from 1991 through 1999, Mr. Greifeld was the President and Chief Operating Officer.

Skills and Qualifications

Mr. Greifeld has led NASDAQ OMX through a series of complex, innovative acquisitions that have extended its footprint across the world, spanning all asset classes. Mr. Greifeld also has broad experience in the areas of technology, finance, risk management, human resources and corporate strategy.

Glenn H. Hutchins was elected to NASDAQ OMX’s board of directors in May 2005. Mr. Hutchins is a Co-Founder and Co-Chief Executive Officer of Silver Lake, a technology investment firm that was established in January 1999. Mr. Hutchins is the Chairman of the board of SunGard Capital Corp. and serves as a member of the Nominating and Governance Committee of SunGard Capital Corp. He is a director of Mercury Payment Systems and is also on the Investors Committee of NXP B.V. Mr. Hutchins served as a director of Gartner, Inc. from 2000 through 2005, of Seagate Technology LLC from 2002 through 2006 and of TD Ameritrade Holding Corporation from 2002 through 2006.

Skills and Qualifications

Mr. Hutchins has extensive transactional experience as a private equity investor, particularly in the area of evaluating, negotiating and structuring mergers and acquisitions. Mr. Hutchins also holds a law degree and has extensive experience in the financial and public policy sectors.

Birgitta Kantola was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Previously, she was a member of OMX’s board since 2007. Since January 2001, she has been the CEO of Birka Consulting Ab, a financial consulting firm. From 2001 through 2008, she was a board member of Fortum Oyj (Vice Chair) and from 2003 through 2008, a board member of Nordea AB and from 2000 through 2008, a board member of Vasakronan and from 2004 through 2009, a board member of Varma Mutual Pension Company. Currently she is a member of the Boards of Stora Enso Oyj, Skandinaviska Enskilda Banken AB and Nobina AB. From 1995 through 2000, she was CFO of International Finance Corporation, Washington, DC and prior to that Executive Vice President of Nordic Investment Bank, Helsinki.

Skills and Qualifications

As the former CFO of a major international financial institution, Ms. Kantola gained experience in the areas of finance, accounting and risk management. Ms. Kantola has a law degree, and she has served as a board member of both listed and unlisted companies for over ten years, gaining in-depth knowledge of corporate strategy and operations. In addition, Ms. Kantola has a deep knowledge of stock exchange products.

Essa Kazim was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Since 2006, Mr. Kazim has been the Chairman of Borse Dubai and Managing Director and Chief Executive Officer of the Dubai Financial Market. Mr. Kazim began his career as a Senior Analyst in the Research and Statistics Department of the UAE Central Bank in 1988 and then moved to the Dubai Department of Economic Development as Director of Planning and Development in 1993. He was then appointed Director General of the DFM from 1999 through 2006. Mr. Kazim is currently a director of the Dubai International Financial Centre Authority, a member of the Dubai Council for Economic Affairs, a director of NASDAQ Dubai, a director of Noor Islamic Bank, a member of the board of the Rochester Institute of Technology, and a member of the board of governors of Hamdan Bin Mohammed E-University.

Skills and Qualifications

Through his roles at Dubai Financial Market and Borse Dubai, Mr. Kazim has experience in all aspects of the operation of stock exchanges, including regulatory compliance. He brings global experience to the board through his experience with financial markets in the Middle East. As a nominee designated by Borse Dubai, Mr. Kazim also brings to the NASDAQ OMX board the perspective of a large stockholder.

John D. Markese was elected to NASDAQ OMX’s board of directors in May 1996. Dr. Markese served on FINRA’s board of governors from 1998 to 2002. Dr. Markese is the Vice Chairman of the American Association of Individual Investors, a not-for-profit organization providing investment education to individual investors founded in 1978.

Skills and Qualifications

As a result of his over forty years of work in finance, Dr. Markese meets the criteria of an audit committee financial expert and serves as the chairman of the audit committee of NASDAQ OMX’s board. Dr. Markese has a doctoral degree in Finance and has taught business school classes in the areas of Corporate Finance, Financial Case Analysis, Portfolio Management and Investment Analysis. Dr. Markese also brings to the NASDAQ OMX board the perspective of the individual investor community.

Hans Munk Nielsen was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Previously, he was a member of the OMX board since 2005. He was elected deputy Mayor of Rudersdal municipality in Denmark in November 2009. From March 1991 until his retirement in December 2007, Mr. Nielsen served as Senior Executive Vice President and Chief Financial Officer of TDC A/S. Mr. Nielsen is also Chairman of the boards of Parken Sport and Entertainment AS and Alipes Capital Aps and Collateralized Mortgaged Obligations Fonden. In addition, he is Deputy Chairman of the board of Nordea Invest and a member of the board of Jeudan AS. He has also held various positions at the Great Belt Link, Carl Bro Group, Danske Bank and Danish Ministry of Finance.

Skills and Qualifications

As the former Chief Financial Officer of TDC, Mr. Nielsen brings significant financial and accounting experience to the NASDAQ OMX board. In his roles at TDC and OMX, Mr. Nielsen gained significant experience with regulatory issues in the securities industry, and also brings significant risk management and information technology experience to the board.

Thomas F. O’Neill was elected to NASDAQ OMX’s board of directors in May 2003. Mr. O’Neill is a founding principal of Sandler O’Neill + Partners L.P., an investment bank, which was founded in 1988. Mr. O’Neill retired from Sandler O’Neill in November 2010. Mr. O’Neill is chairman of the holding company of First Allied, a broker dealer, and chairman of Ranieri Partners Financial Services Group, which acquires and manages financial-services companies. Mr. O’Neill is also a director of Misonix, Inc. and Archer-Daniels-Midland Company. Mr. O’Neill serves as chairman of the audit committee of Archer-Daniels-Midland Company and is a member of the audit committee of Misonix.

Skills and Qualifications

Mr. O’Neill has worked on Wall Street since 1972, and as a founding principal of a nationally-recognized investment bank, he has broad experience in the areas of finance, mergers and acquisitions and business development. Mr. O’Neill specializes in working with financial institutions, and his substantial experience in the finance community contributes to his role as chairman of the finance committee of NASDAQ OMX’s board.

James S. Riepe was elected to NASDAQ OMX’s board of directors in May 2003. Mr. Riepe served as Vice Chairman of the board of directors of T. Rowe Price Group, Inc., an investment management firm, since April 1997. He was also Chairman of the T. Rowe Price Mutual Funds. On January 1, 2006, Mr. Riepe retired from active management at T. Rowe Price and retired from T. Rowe Price Group in April 2006. Mr. Riepe continues to serve as a Senior Advisor at T. Rowe Price. Previously, he served on the firm’s management committee and was responsible for overseeing mutual fund activities, including U.S. and global marketing and service operations. Mr. Riepe served as Chairman of the board of governors of the Investment Company Institute and on FINRA’s board of governors. Mr. Riepe joined T. Rowe Price in 1982 as Vice President and Director of the firm. He also serves on the board of directors of Genworth Financial, Inc., LPL Investment Holdings, Inc., and UTI Asset Management Company Limited, an Indian investment management company. Mr. Riepe is a Trustee, and previously served as Chairman of the Board of Trustees, of the University of Pennsylvania.

Skills and Qualifications

Mr. Riepe has experience in risk management as a result of his management oversight of financial, operational and investment activities and through his participation on audit, compensation and investment committees. He also has a broad knowledge of the securities business as a result of his thirty-seven years in the asset management field.

Michael R. Splinter was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Mr. Splinter has served as President and Chief Executive Officer, as well as a member of the Board of Directors, of Applied Materials, Inc., the global leader in nanomanufacturing technologyTM solutions for the electronics industry, since April 2003 and as Chairman since 2009. Mr. Splinter is Vice Chairman of the Council on Competitiveness. An engineer and technologist, Mr. Splinter is a 30-year veteran of the semiconductor industry. Prior to joining Applied Materials, Mr. Splinter was an executive at Intel Corporation. Mr. Splinter is a member of the Technology CEO Council, and he serves on the boards of Semiconductor Equipment and Materials International (SEMI) and the Silicon Valley Leadership Group.

Skills and Qualifications

As the Chairman and Chief Executive Officer of Applied Materials, Inc., Mr. Splinter brings to the NASDAQ OMX board the perspective of a company listed on The NASDAQ Stock Market. Mr. Splinter also has significant experience in technology/information technology, finance, risk management and corporate strategy.

Lars Wedenborn was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Mr. Wedenborn was elected Chairman of the NASDAQ OMX Nordic Ltd. Board in October 2009. Previously, he was a member of the OMX board since 2007. Mr. Wedenborn has been CEO of FAM (Foundation Asset Management), which is fully owned by Wallenberg Foundations, since September 2007. Mr. Wedenborn started his career as an auditor followed by an assignment as CFO at Cabanco. During 1991-2000 he was Deputy Managing Director and CFO at Alfred Berg, a Scandinavian investment bank. He served with Investor AB, a Swedish holding company, as Executive Vice President and CFO from 2000-2007. Mr. Wedenborn is Chairman of the board of PWP and a board member of SKF AB and The Grand Hotel.

Skills and Qualifications

Mr. Wedenborn gained senior leadership experience through his work at FAM, Investor AB and Alfred Berg. He also possesses significant regulatory experience, and adds a global perspective to the NASDAQ OMX board.

Deborah L. Wince-Smith was elected to NASDAQ OMX’s board of directors in May 2004. Ms. Wince-Smith has been the President and Chief Executive Officer of the Council on Competitiveness, a non-profit group of CEOs, university presidents and labor leaders committed to driving U.S. competitiveness, since 2001. In 2006, she was nominated by President George W. Bush and confirmed by the U.S. Senate to serve as a member of the Oversight Board of the Internal Revenue Service. She is an appointed member of the Secretary of State’s Advisory Committee on International Economic Policy, serves on the Board of Governors for Argonne National Laboratory, and on the boards of several start-up technology companies. In 1989, she became the first Senate Confirmed Assistant Secretary for Technology Policy in the Department of Commerce. Previously, she served in the Reagan Administration as the Assistant Director for International Affairs and Global Competitiveness in the White House Office of Science and Technology Policy.

Skills and Qualifications

Ms. Wince-Smith is a globally recognized expert on science and technology policy and management, technology commercialization, domestic and international economic policy, innovation strategy and global business. Ms. Wince-Smith has been engaged in the valuations of start-up technology companies and in the architecture for developing and executing new strategic partnerships and capital investments. In the area of technology/information technology, she is an internationally known expert in the role of IT productivity and competitive business advantage.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS NAMED HEREIN.

Board and Committee Meetings

The NASDAQ OMX board held 16 meetings during the year ended December 31, 2010. None of the current directors attended fewer than 75% of the meetings of the board and those committees on which the director served during the 2010 calendar year.

Board Committees

Pursuant to NASDAQ OMX’s by-laws, the board of directors has established five standing committees, which are described below. Each committee has adopted a charter, which is available on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm. The board and committees may hire outside experts to assist them when necessary. The table below shows the standing committee membership.

Committee	Members	Number of Meetings in 2010
Audit	Michael Casey Lon Gorman John D. Markese (Chair) Hans Munk Nielsen Deborah L. Wince-Smith	13

Executive	Urban Bäckström H. Furlong Baldwin (Chair) Michael Casey Robert Greifeld Glenn H. Hutchins John D. Markese Thomas F. O’Neill Deborah L. Wince-Smith	0

Finance	Börje Ekholm Robert Greifeld Essa Kazim Thomas F. O’Neill (Chair) James S. Riepe Lars Wedenborn Deborah L. Wince-Smith	10

Management Compensation	Michael Casey (Chair) Lon Gorman Glenn H. Hutchins Birgitta Kantola Michael R. Splinter Deborah L. Wince-Smith	7

Nominating & Governance	Urban Bäckström H. Furlong Baldwin (Chair) Lon Gorman John D. Markese James S. Riepe	5

Included below are descriptions of the standing committees.

Audit Committee. The audit committee, which is comprised of independent board members, has the primary responsibility for engaging the independent registered public auditor and overseeing the quality and integrity of accounting, auditing and financial reporting and practices at NASDAQ OMX. In addition, the audit committee oversees the effectiveness of controls over NASDAQ OMX’s risk management and regulatory program.

The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board the results of these activities. This includes the systems of internal controls that management and the board of directors have established, our audit and compliance process and financial reporting. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent public accountant, reviews with the independent public accountant the plans and results of the audit engagement, considers the compatibility of any non-audit services provided by the independent public accountant with the independence of such auditor, reviews the independence of the independent public accountant and reviews and approves all related party transactions. Audit committee members must meet the independence standards applicable to audit committee members of companies listed on The NASDAQ Stock Market, and our board has concluded that each member of the audit committee satisfies these independence standards. Each member of the audit committee meets the standard for financial knowledge for audit committee members of companies listed on The NASDAQ Stock Market. In addition, the board of directors has determined that Mr. Casey and Dr. Markese are each qualified as an audit committee financial expert within the meaning of SEC regulations and that each has accounting and related financial management expertise that meets the standard for “financial sophistication” set forth in the rules of The NASDAQ Stock Market.

Executive Committee. Subject to the limitations in our by-laws, the executive committee has the general power and authority of the board of directors to act in the management of our business and affairs.

Finance Committee. The finance committee advises the board of directors with respect to the oversight of our financial operations and conditions, including recommendations for our annual operating and capital budgets.

Management Compensation Committee. The management compensation committee, among other duties, reviews and approves base salary and incentive compensation awards for all Section 16 officers of the company and other officers whose compensation exceeds certain thresholds, which currently are set at base compensation in excess of $300,000 and/or total annual cash compensation (including targeted incentive compensation) in excess of $500,000. The management compensation committee also reviews and recommends to the full board of directors for approval all material changes to compensation and benefit plans for officers and staff of the company; reviews and approves performance goals for Section 16 officers of the company; and reviews and approves equity awards granted to Section 16 officers of the company and all other equity awards valued at $100,000 or greater. The management compensation committee recommends equity awards for the Chief Executive Officer to the full board of directors for approval.

Each member of the management compensation committee is independent, as required by the rules of The NASDAQ Stock Market.

Nominating & Governance Committee. Pursuant to NASDAQ OMX’s by-laws, this committee serves as the nominating committee with additional responsibilities related to corporate governance. The nominating & governance committee has the authority to identify and nominate candidates for vacancies on the NASDAQ OMX board. Additionally, if a director position becomes vacant because of death, disability, disqualification, removal, resignation or increase in the number of directors, the nominating & governance committee will nominate, and the board of directors will elect by majority vote, a person satisfying the classification (Industry, Non-Industry or Public Director) of the directorship, if applicable, to fill such vacancy, except that if the remaining term is not more than six months, no replacement is required.

The nominating & governance committee considers possible candidates suggested by board and committee members, industry groups, stockholders or senior management. In addition to submitting suggested nominees to the nominating & governance committee, a NASDAQ OMX stockholder may nominate a person for election as a director at NASDAQ OMX’s annual meeting or at a special meeting, provided the stockholder follows the procedures specified in NASDAQ OMX’s by-laws. In evaluating candidates, the nominating & governance committee reviews the skills, qualifications, characteristics and experience desired for the board as a whole and for its individual members, with the objective of having a board that reflects diverse backgrounds and senior level experience in the areas of global business, finance, legal and regulatory, technology and marketing. Characteristics of all directors should include integrity and values, high personal and professional ethics, sound business judgment, the ability and willingness to commit sufficient time to fulfill their board responsibilities and a commitment to representing the long-term interests of our stockholders.

In evaluating the suitability of individual board nominees, the nominating & governance committee takes into account many factors, including general and diverse understanding of the global economy, capital markets, finance, and other disciplines relevant to the success of a large publicly-traded financial services company; a general understanding of NASDAQ OMX’s business and technology; the individual’s educational and professional background and personal accomplishments; and geographic, gender, age, and ethnic diversity. The committee evaluates each individual candidate in the context of the board as a whole, with the objective of maintaining a group of directors that can further the success of NASDAQ OMX’s business, while representing the interests of stockholders, employees and the communities in which the company operates. In determining whether to recommend a board member for re-election, the nominating & governance committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board, and the most recent board self-assessment. The nominating & governance committee reviews all candidates in the same manner, regardless of the source of the recommendation. The nominating & governance committee annually evaluates and makes recommendations to the board on the overall effectiveness of the board through an annual review and evaluation of the structure, size, composition, development, selection and process of the board and its committees. The committee annually reviews and recommends to the board the assignment of board members to each of the board committees, including rotation, reassignment and removal of any committee member. The nominating & governance committee considers matters of corporate governance and periodically reviews, reassesses and recommends proposed changes for board approval of the following documents: The Duties and Obligations of NASDAQ OMX Board Members and the NASDAQ OMX Corporate Governance Guidelines (including the criteria used in selecting director nominees). The Corporate Governance Guidelines are available on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm.

This committee also monitors NASDAQ OMX compliance in the areas of corporate governance pursuant to The NASDAQ Stock Market LLC listing rules and best practices, in order to report and make recommendations to the board with respect to such requirements and practices. This committee identifies current and emerging corporate governance trends and issues that may affect the business operations, performance and public image of NASDAQ OMX. It prepares, and reports to the board the results of, the annual performance evaluation of the committee, which compares the performance of the committee with the requirements of the committee charter. Finally, the committee reviews, at least annually, its charter and recommends any proposed changes to the board for approval.

The nominating & governance committee is composed of five directors, each of whom is independent, as required by the rules of The NASDAQ Stock Market.

NASDAQ OMX Board’s Risk Oversight Role

NASDAQ OMX’s board of directors has ultimate responsibility for risk oversight with a focus on the most significant risks facing the company. As described above, NASDAQ OMX separates the roles of chairman and Chief Executive Officer which creates a system of checks and balances within the organization. Specifically, NASDAQ OMX believes that the separation of the roles of chairman of the board and Chief Executive Officer facilitates communication between senior management and the full board of directors about risk oversight and therefore strengthens the board’s risk oversight activities. Otherwise, NASDAQ OMX does not believe that the board’s role in risk oversight has affected its leadership structure.

Non-management directors meet in executive session on a regular basis without the presence of management at each board meeting. The board has delegated responsibility for the oversight of specific risks to its board committees as follows.

Audit Committee. Among other things, the audit committee is responsible for reviewing and discussing with management the risk management practices of NASDAQ OMX. Specifically, the audit committee oversees the effectiveness of NASDAQ OMX’s internal controls, including systems to monitor and manage business risk, regulatory compliance and risks arising from related party transactions.

Finance Committee. The finance committee monitors the risk associated with financial operations of the company.

Management Compensation Committee. The management compensation committee monitors the risks associated with management resources, compensation structure, succession planning, management development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

Nominating & Governance Committee. The nominating & governance committee oversees risks related to the company’s nomination and governance structure, policies and processes.

Risk Assessment of Compensation Program

We monitor the risks associated with our compensation programs on an ongoing basis. In March 2011, the audit and management compensation committees of our board of directors were presented with the results of an assessment of our employee compensation programs in order to evaluate the risks arising from our compensation policies and practices. This risk assessment report reflected a comprehensive review and analysis of the components of our compensation programs, including the performance measures established under the 2011 cash performance-based incentive award program and the sales plans for various business units.

The risk assessment was performed by an internal working group consisting of employees in the human resources, risk management, internal audit and corporate finance departments, as well as the offices of general counsel and corporate secretary. The risk assessment included the following steps:

•	collection and review of existing NASDAQ OMX compensation policies, programs and pay structures;

•	development of a risk assessment scorecard, analysis approach and timeline;

•	conduct of a qualitative risk assessment of performance goals to determine overall risk level;

•	review and evaluation of controls that might mitigate risk taking (e.g., equity vesting structure, clawback policy and stock ownership requirements); and

•	presentation of findings to the corporate risk steering committee, which concurred with the working group’s report.

The audit and management compensation committees of our board of directors both concluded, based on the risk assessment report’s findings, that any risks arising from our compensation program are not reasonably likely to have a material adverse effect on the company.

NASDAQ OMX Board Attendance at Meetings of Stockholders

NASDAQ OMX’s policy is to encourage all directors to attend annual and special meetings of our stockholders. Thirteen of the fifteen members of the NASDAQ OMX board attended the annual meeting held on May 27, 2010.

DIRECTOR COMPENSATION

Overview of Director Compensation

Annual non-employee director compensation is based upon a compensation year beginning and ending in May. Staff directors do not receive compensation for serving on the board of directors. The following table shows the compensation policy for non-employee directors that is in effect for May 2010 through May 2011.

Item	May 2010 – May 2011
Annual retainer for board members (other than the chairman and deputy chairman)	$75,000
Annual retainer for board chairman	$125,000
Annual retainer for board deputy chairman	$95,000
Annual equity award for all board members (grant date market value)	$75,000
Annual committee chair compensation (other than audit)	$15,000
Annual audit committee chair compensation	$25,000
Annual audit committee member compensation	$5,000
Board meeting attendance fee (per meeting)	$1,000
Committee meeting attendance fee (per meeting)	$1,000

Each non-employee director may elect to receive the annual retainer in cash (payable in equal quarterly installments), equity or a combination of one-half in cash and one-half in equity. The annual equity award and any equity elected as part of the annual retainer are awarded automatically on the date of the annual meeting of stockholders immediately following election and appointment to the board. Equity vests in full one year from the date of grant. Equity paid to board members consists of restricted stock. The amount of equity to be awarded is calculated based on the closing market price of our common stock on the date of grant. Unvested equity is forfeited in certain circumstances upon termination of the director’s service on the board of directors.

The payments to committee chairs and members of the audit committee are made in cash in a lump sum in conjunction with our annual meeting of stockholders. Board and committee meeting fees are paid in arrears on a quarterly basis. Non-employee directors do not receive retirement, health or life insurance benefits. NASDAQ OMX provides each non-employee director with director and officer liability insurance coverage, as well as accidental death and dismemberment and travel insurance for and only when traveling on behalf of NASDAQ OMX.

Stock Ownership Guidelines

Under our corporate governance guidelines, non-employee directors have four years after May 2007, or their initial election to the board, if later, to obtain a minimum ownership level of three times the annual cash retainer in NASDAQ OMX common stock. All shares owned outright and unvested restricted shares and units are taken into consideration in determining compliance with these stock ownership guidelines. Exceptions to this policy may be necessary or appropriate in individual situations and the board of directors may approve such exceptions from time to time. All of the directors on the board as of December 31, 2010 were in compliance with the guidelines as of that date.

Director Compensation Table

The table below summarizes the compensation paid by NASDAQ OMX to our non-employee directors for services rendered during the fiscal year ended December 31, 2010.

2010 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
Urban Bäckström	$115,000	$74,982	—	—	—	—	$189,982
H. Furlong Baldwin	$36,000	$199,977	—	—	—	—	$235,977
Michael Casey	$130,000	$74,982	—	—	—	—	$204,982
Börje Ekholm	—	—	—	—	—	—	—
Lon Gorman	$120,000	$74,982	—	—	—	—	$194,982
Glenn H. Hutchins(8)	$94,000	$74,982	—	—	—	—	$168,982
Birgitta Kantola	$98,000	$74,982	—	—	—	—	$172,982
Essa Kazim	$99,000	$74,982	—	—	—	—	$173,982
John D. Markese	$133,000	$74,982	—	—	—	—	$207,982
Hans Munk Nielsen	$108,000	$74,982	—	—	—	—	$182,982
Thomas F. O’Neill	$115,000	$74,982	—	—	—	—	$189,982
James S. Riepe	$100,000	$74,982	—	—	—	—	$174,982
Michael R. Splinter	$41,750	$149,963	—	—	—	—	$191,713
Lars Wedenborn	$25,000	$149,963	—	—	—	—	$174,963
Deborah L. Wince-Smith	$81,500	$112,463	—	—	—	—	$193,963

(1)	Robert Greifeld, our Chief Executive Officer and President, is not included in this table as he is an employee of NASDAQ OMX and thus receives no compensation for his service as a director. For information on the compensation received by Mr. Greifeld as an employee of the company, see “Compensation Discussion and Analysis” and “Executive Compensation.”

(2)	The differences in fees earned or paid in cash reported in this column largely reflect differences in each individual director’s election to receive the annual retainer in cash, restricted stock or a combination of cash and restricted stock. This election is made at the beginning of the board compensation year in May and applies throughout the year. In addition, the difference in fees earned or paid also reflects committee service and meeting attendance.

(3)	The amounts reported in this column reflect the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Stock Compensation” (FASB ASC Topic 718). The assumptions used in the calculation of these amounts are included in footnote 11 to the company’s audited financial statements for the fiscal year ended December 31, 2010 included in our annual report on Form 10-K. The differences in the amounts reported among non-employee directors reflect differences in each individual director’s election in 2010 to receive a portion of the annual retainer in cash or restricted stock.

(4)	These stock awards, which were awarded on May 27, 2010, represent the annual equity award and any portion of the annual retainer that the director elected to receive in equity. Each non-employee director received the annual equity award, which consisted of 3,961 units of restricted stock with a grant date fair value of $74,982. Messrs. Splinter and Wedenborn elected to receive all of their annual retainers in equity, so they each received an additional 3,961 units of restricted stock with a grant date fair value of $74,982 for a total grant date fair value of $149,963. Ms. Wince-Smith elected to receive one-half of her annual retainer in equity, so she received an additional 1,980 units of restricted stock with a grant date fair value of $37,481 for a total grant date fair value of $112,463. Mr. Baldwin elected to receive all of the annual retainer for the board chairman in equity, so he received an additional 6,603 units of restricted stock with a grant date fair value of $124,995 for a total grant date fair value of $199,977.

(5)	The aggregate number of unvested and vested shares and units of restricted stock held by each non-employee director as of December 31, 2010 is summarized in the following table:

Director	Number of Unvested Restricted Shares and Units	Number of Vested Restricted Shares and Units
Urban Bäckström	8,162	5,150
H. Furlong Baldwin	21,767	22,855
Michael Casey	8,162	23,785
Börje Ekholm	—	—
Lon Gorman	8,162	5,370
Glenn H. Hutchins	8,162	8,402
Birgitta Kantola	8,162	2,272
Essa Kazim	8,162	2,272
John D. Markese	8,162	18,395
Hans Munk Nielsen	8,162	2,272
Thomas F. O’Neill	8,162	7,682
James S. Riepe	8,162	8,391
Michael R. Splinter	14,223	2,272
Lars Wedenborn	16,324	4,544
Deborah L. Wince-Smith	12,242	12,256

For further information on our non-employee directors’ security ownership, see “Security Ownership of Certain Beneficial Owners and Management.”

(6)	No directors received option awards in 2010. As of December 31, 2010, Mr. Baldwin and Dr. Markese each held outstanding stock options for 5,000 shares of our common stock.

(7)	No perquisites were paid to non-employee directors in the fiscal year ended December 31, 2010. Directors are reimbursed for business expenses and reasonable travel expenses for attending NASDAQ OMX board and committee meetings.

(8)	Fees earned by Mr. Hutchins were paid to Silver Lake Management Company, L.L.C.

PROPOSAL II

RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for fiscal year 2011. We are asking the stockholders to ratify the audit committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2011. In the event the stockholders fail to ratify the selection of Ernst & Young LLP, the audit committee will reconsider this selection. Even if the selection of Ernst & Young LLP is ratified, the audit committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the company’s and its stockholders’ best interests.

Ernst & Young has audited NASDAQ OMX’s financial statements since fiscal year 1986. Representatives of Ernst & Young are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The table below shows the amount of fees NASDAQ OMX paid to Ernst & Young for fiscal years 2010 and 2009 (including expenses), which totaled $6,301,863 and $5,996,924 respectively. Details of the fees are based on the categories provided by the SEC auditor independence rules that became effective in 2003.

	2010	2009
Audit fees(1)	$5,800,863	$5,989,762
Audit-related fees(2)	215,000	—

Audit and audit-related	6,015,863	5,989,762
Tax fees	—	5,000
All other fees(3)	286,000	2,162

Total(4)	$6,301,863	$5,996,924

(1)	Audit services were provided globally in 2010 and 2009, and the fees related to the audits of international subsidiaries are translated into U.S. dollars at the date of the pre-approval.

(2)	The 2010 audit-related fees primarily include due diligence on strategic initiatives, including mergers and acquisitions.

(3)	The 2010 other fees relate to Swedish Financial Supervisory Authority listing requirements for companies applying for a listing on NASDAQ OMX Stockholm AB. The validation of the company is required to be performed by an external accounting firm. The fees are collected from the listing company by NASDAQ OMX and paid to Ernst & Young on behalf of the listing company.

(4)	Fees exclude services provided to NASDAQ OMX’s non-profit entities and services provided in relation to NASDAQ OMX’s role as the Securities Information Processor under the Unlisted Trading Privileges Plan.

Audit fees primarily represent the audit of NASDAQ OMX’s annual financial statements included in our annual report on Form 10-K, the review of NASDAQ OMX’s quarterly reports on Form 10-Q, statutory audits of subsidiaries as required by statutes and regulations, accounting consultations on matters addressed during the audit or interim reviews, comfort letters and consents, and internal control attestation and reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees primarily represent fees for consultations associated with strategic initiatives, including mergers and acquisitions.

NASDAQ OMX also incurred fees payable to Rogers-Suleski & Associates, LLC totaling approximately $80,000 in the fiscal year ended 2010 and $91,000 in the fiscal year ended 2009. These fees represent audit fees for the employee benefit plan and 401(k) plan audit for the years ended December 31, 2009 and 2008.

Under the Sarbanes-Oxley Act, the audit committee is responsible for the appointment, compensation and oversight of the services provided by NASDAQ OMX’s independent registered public accounting firm. The audit committee is required to pre-approve both audit and non-audit services performed by the independent registered public accounting firm, and NASDAQ OMX’s audit committee pre-approved all such services in 2010 and 2009. See also “Audit Committee Report.”

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS NASDAQ OMX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2011.

PROPOSAL III

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) contains a provision that is commonly known as “Say-on-Pay.” Say-on-Pay gives our stockholders an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We are asking stockholders to approve an advisory vote on the company’s executive compensation as reported in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 32 of this proxy statement, as well as the executive compensation tables and narrative beginning on page 50. The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our management compensation committee in 2010 in more detail and the compensation tables provide detailed information on the compensation of our named executive officers. The board of directors and the management compensation committee believe that the compensation program for our named executive officers has been effective in meeting the core principles described in the Compensation Discussion & Analysis in this proxy statement, and has contributed to the company’s long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2011 annual meeting of stockholders:

RESOLVED, that the stockholders of The NASDAQ OMX Group, Inc. approve, on an advisory basis, the compensation of NASDAQ OMX’s named executive officers, as disclosed in the proxy statement for NASDAQ OMX’s 2011 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables and other related tables and narrative disclosure.

This advisory vote is not binding on the board of directors and the management compensation committee. Although non-binding, the board of directors and the management compensation committee will review and consider the outcome of the vote when making future decisions regarding our executive compensation program.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL IV

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd Frank Act amended Section 14A of the Exchange Act to require that we provide stockholders with the opportunity to vote, on a non-binding basis, on the frequency that they would prefer for future advisory votes on executive compensation of the nature reflected in Proposal III. Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Stockholders also may abstain from casting a vote on this proposal.

After careful consideration and dialogue with our stockholders, the board of directors has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for the company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every third year. The board of directors believes that stockholders should have the opportunity to vote on the compensation of our named executive officers on a triennial basis, consistent with our long-term approach to executive compensation. While our management compensation committee reviews executive compensation on a regular basis, our programs and policies are designed to retain and motivate our executives over the long term. As discussed in the Compensation Discussion and Analysis later in this proxy statement, a significant portion of the compensation of our executives is in the form of long-term, equity-based compensation. Our board of directors believes that a triennial stockholder advisory vote will provide stockholders the opportunity to more fully evaluate the effectiveness of our executive compensation program on a longer-term basis and to assess the value to the executives that results from the equity-based compensation.

This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the board of directors and management compensation committee. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain from voting. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders.

Stockholders are not voting to approve or disapprove the board’s recommendation. Although non-binding, the board of directors and the management compensation committee will carefully review the voting results. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board of directors may in the future decide that it is in the best interests of the stockholders and the company to conduct an advisory vote on executive compensation more or less frequently than the frequency preferred by our stockholders, and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ONCE EVERY THREE YEARS.

OTHER BUSINESS

The NASDAQ OMX board knows of no business other than the matters described in this proxy statement that will be presented at the annual meeting. To the extent that matters not known at this time may properly come before the annual meeting, absent instructions thereon to the contrary, the enclosed proxy will confer discretionary authority with respect to such other matters as may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such other matters.

EXECUTIVE OFFICERS OF NASDAQ OMX

The executive officers of NASDAQ OMX are as follows:

Name	Age	Position
Robert Greifeld	53	Chief Executive Officer and President
Bruce E. Aust	47	Executive Vice President, Global Corporate Client Group
Anna M. Ewing	50	Executive Vice President, Global Technology and Market Technology and Chief Information Officer
Ronald Hassen	59	Acting Chief Financial Officer, Senior Vice President, Controller and Principal Accounting Officer
John L. Jacobs	52	Executive Vice President, Global Index Group and Global Marketing Group and Chief Marketing Officer
Hans-Ole Jochumsen	53	Executive Vice President, Transaction Services Nordic and Global Data Products
Edward S. Knight	60	Executive Vice President, General Counsel and Chief Regulatory Officer
Eric W. Noll	49	Executive Vice President, Transaction Services U.S and U.K.

Robert Greifeld, a member of our board of directors, has served as Chief Executive Officer since May 2003. He also serves as President. Prior to joining NASDAQ OMX, Mr. Greifeld was an Executive Vice President at SunGard Data Systems, Inc., a global provider of integrated software and processing solutions for financial services and a provider of information availability services. Mr. Greifeld joined SunGard in 1999 through SunGard’s acquisition of Automated Securities Clearance, Inc., where from 1991 to 1999, Mr. Greifeld was the President and Chief Operating Officer.

Bruce E. Aust has served as Executive Vice President of the Global Corporate Client Group since July 2003. Mr. Aust also has responsibility for NASDAQ OMX’s Corporate Services unit. Previously, Mr. Aust served as Executive Director and Vice President of the Corporate Client Group. Prior to joining NASDAQ OMX in 1998, Mr. Aust spent 12 years at Fidelity Investments in a variety of sales, trading, and management positions in Dallas, Boston, Los Angeles, and San Francisco.

Anna M. Ewing has served as Executive Vice President and Chief Information Officer since December 2005. Ms. Ewing also is head of Global Technology and Market Technology. Previously, she served as Senior Vice President of Technology Services in our Operations & Technology Group since October 2000. Before joining NASDAQ OMX, Ms. Ewing was Managing Director, Electronic Commerce at CIBC World Markets in New York and Toronto, where she served as Managing Director of Global Applications Services and as a founding member of CIBC.com. Before that, Ms. Ewing served as Vice President at Merrill Lynch, where she held various leadership positions within the Corporate and Institutional Client Group Technology Division, including Global Head of Institutional Client Technology, Global Head of Financial Futures and Options Technology, Global Head of Prime Brokerage Technology and Regional Head of Technology at Merrill Lynch Canada.

Ronald Hassen has served as Acting Chief Financial Officer since February 2011. Mr. Hassen has also served as Senior Vice President and Controller since March 2002 and Principal Accounting Officer since May 2002. Previously, Mr. Hassen served as Treasurer from November 2002 through January 2007. Prior to joining NASDAQ OMX, Mr. Hassen served as Controller of Deutsche Bank North America from June 1999, after its acquisition of Bankers Trust Company. Mr. Hassen joined Bankers Trust in 1989, serving as Principal Accounting Officer from 1997 until the company’s acquisition by Deutsche Bank.

John L. Jacobs has served as Executive Vice President of the Global Marketing Group and Chief Marketing Officer since July 2003 and Executive Vice President of the Global Index Group since July 2002.

Previously, Mr. Jacobs served as Senior Vice President of Worldwide Marketing and Financial Products from January 2000 until July 2002 and as Vice President of Investor Services and Worldwide Marketing from January 1997 until January 2000. Mr. Jacobs joined NASDAQ OMX in 1983.

Hans-Ole Jochumsen has served as Executive Vice President of Transaction Services Nordic since February 2008. Mr. Jochumsen also has responsibility for NASDAQ OMX’s Global Data Products unit. Previously, Mr. Jochumsen was the President of Information Services & New Markets for OMX. Prior to that, he served as President and CEO of the Copenhagen Stock Exchange (now called NASDAQ OMX Copenhagen A/S) and FUTOP Clearingcentralen Ltd. Prior to joining OMX in 1998, Mr. Jochumsen served as President and member of the Executive Management of BG Bank from 1996 to 1998 and as President and member of the Executive Management of Girobank from 1994 to 1996. From 1990 to 1994, he was a President and member of the Executive Management of BRFkredit (mortgage bank).

Edward S. Knight has served as Executive Vice President and General Counsel since October 2000 and Chief Regulatory Officer since January 2006. Previously, Mr. Knight served as Executive Vice President and Chief Legal Officer of FINRA from July 1999 to October 2000. Prior to joining FINRA, Mr. Knight served as General Counsel of the U.S. Department of the Treasury from September 1994 to June 1999. Mr. Knight also serves as a director of NASDAQ Dubai.

Eric W. Noll has served as Executive Vice President of Transaction Services U.S. and U.K. since July 2009. From March 1994 to July 2009, Mr. Noll served as the Managing Director of Susquehanna Financial Group, LLLP and Associate Director of Susquehanna International Group, LLP. Prior to this, Mr. Noll worked at the Philadelphia Stock Exchange from March 1993 to March 1994 as the Assistant Vice President, New Market Development, Strategic Planning and Marketing. Mr. Noll also worked at the Chicago Board Options Exchange from 1990 to 1993 in various roles as an Associate and Manager of Strategic Planning.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of April 8, 2011 by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each director;

•	each named executive officer; and

•	all directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying convertible notes, options or warrants that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the convertible notes, options or warrants for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Holders of restricted stock awards granted under the NASDAQ OMX Equity Incentive Plan (Equity Plan) have the right to direct the voting of both vested and unvested restricted shares. Holders of restricted stock units granted under the Equity Plan have the right to direct the voting of only vested restricted shares. As of April 8, 2011, 176,341,161 shares of common stock were outstanding (including shares of unvested restricted common stock entitled to vote at the annual meeting).

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Investor AB(1) Patricia Holding AB Arsenalsgatan 8C, S-103 32 Stockholm, Sweden V7	18,004,142	10.2%
Borse Dubai Nasdaq Share Trust(2) c/o Wells Fargo Delaware Trust Company 919 North Market Street, Suite 1600 Wilmington, DE 19801	17,660,367	10.0%
BlackRock Inc.(3) 40 East 52nd Street New York, NY 10022	16,248,708	9.2%
Borse Dubai Limited(2) Level 7, Precinct Building 5, Gate District DIFC Dubai UAE	12,120,148	6.9%
Urban Bäckström(4)	5,150	*
H. Furlong Baldwin(5)	27,855	*
Michael Casey(6)	53,785	*
Börje Ekholm	—	—
Lon Gorman(7)	5,370	*
Glenn H. Hutchins(8)	8,402	*
Birgitta Kantola(9)	2,272	*
Essa Kazim(10)	2,272	*
John D. Markese(11)	38,395	*
Hans Munk Nielsen(12)	10,772	*
Thomas F. O’Neill(13)	7,682	*
James S. Riepe(14)	8,391	*
Michael R. Splinter(15)	2,272	*
Lars Wedenborn(16)	20,034	*

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Deborah L. Wince-Smith(17)	12,256	*
Robert Greifeld(18)	3,025,674	1.7%
Anna M. Ewing(19)	178,242	*
Adena T. Friedman(20)	391,810	*
Edward S. Knight(21)	308,863	*
Eric W. Noll(22)	6,802	*
All directors and executive officers of NASDAQ OMX as a group (24 persons)(23)	5,030,487	2.8%

*	Represents less than 1%.

(1)	Based solely on information included in an amendment to Schedule 13D, filed March 10, 2011, Patricia Holding AB holds 18,004,142 shares of common stock directly. Patricia Holding AB is 100% owned and controlled by Investor AB. Each of Patricia Holding AB and Investor AB may be deemed to be the beneficial owner of the 18,004,142 shares held by Patricia Holding AB. Patricia Holding AB and Investor AB are entitled to the number of votes equal to the number of shares of common stock that they own, subject to the 5% voting limitation contained in our certificate of incorporation.

(2)	Based solely on information included in an amendment to Schedule 13D, filed December 17, 2010, Borse Dubai Limited (Borse Dubai) holds 12,120,148 shares directly and is the sole beneficial owner of the Borse Dubai Nasdaq Share Trust (Trust), which holds 17,660,367 shares. Borse Dubai is a subsidiary of Investment Corporation of Dubai, which is deemed the beneficial owner of the shares held by Borse Dubai and the Trust. As of the record date, because Borse Dubai beneficially owns the shares held by the Trust, the shares held by Borse Dubai and the Trust collectively would normally be subject to the 5% voting limitation contained in our certificate of incorporation. However, pursuant to a Share Redemption and Sale Agreement between NASDAQ OMX and Borse Dubai dated December 16, 2010, Borse Dubai agreed to reduce the voting power of Borse Dubai and the Trust collectively to 3.9% of the total voting power unless the parties agreed that Borse Dubai and the Trust may collectively retain a greater percentage that would still result in a greater that 20% reduction in Borse Dubai’s voting power after the closing of NASDAQ OMX’s purchase of shares from Borse Dubai. Until such voting limitations are no longer applicable to the shares beneficially owned by Borse Dubai, Borse Dubai shall vote all shares beneficially owned by Borse Dubai (subject to the voting limitation), and the Trust shall have no separate voting rights. If any shares held by the Trust are deemed to have the right to vote on any matter submitted to the stockholders, or any action by written consent to be taken by the stockholders, the Trust is required to execute a proxy to vote such shares pro rata with the other stockholders (excluding Borse Dubai) at the time of any such vote or consent. While Borse Dubai may direct the Trust to dispose of its shares, Borse Dubai has no control over the voting of the shares held by the Trust. All of the shares held by Borse Dubai and the Trust are pledged as security for outstanding indebtedness.

(3)	Based solely on information included in a Schedule 13G, filed February 7, 2011, BlackRock Inc. holds 16,248,708 shares directly. BlackRock Inc. is entitled to the number of votes equal to the number of shares of common stock that it owns, subject to the 5% voting limitation contained in our certificate of incorporation

(4)	Represents 5,150 vested shares of restricted stock granted under the Equity Plan.

(5)	Represents (i) 5,000 vested options to purchase NASDAQ OMX common stock granted under the Equity Plan and (ii) 22,855 vested shares of restricted stock granted under the Equity Plan.

(6)	Represents (i) 5,000 shares of common stock acquired upon exercise of vested stock options, (ii) 23,785 vested shares of restricted stock granted under the Equity Plan, and (iii) 25,000 shares acquired through open-market purchases that Mr. Casey holds jointly with his spouse. Excludes shares of NASDAQ OMX common stock owned by Starbucks Corporation, of which Mr. Casey is an advisor to the Chief Executive Officer and Chief Financial Officer. Mr. Casey disclaims beneficial ownership of such shares.

(7)	Represents 5,370 vested shares of restricted stock granted under the Equity Plan.

(8)	Represents 8,402 vested shared of restricted stock granted under the Equity Plan. Mr. Hutchins holds these restricted shares for the benefit of Silver Lake Technology Management, L.L.C.

(9)	Represents 2,272 vested shares of restricted stock granted under the Equity Plan.

(10)	Represents 2,272 vested shares of restricted stock granted under the Equity Plan.

(11)	Represents (i) 5,000 vested options to purchase NASDAQ OMX common stock granted under the Equity Plan, (ii) 18,395 vested shares of restricted stock granted under the Equity Plan and (iii) 15,000 shares of common stock held by the John D. Markese Trust September 2, 1999, of which Mr. Markese is a trustee and beneficiary.

(12)	Represents 2,272 vested shares of restricted stock granted under the Equity Plan, and (ii) 8,500 shares acquired through open-market purchases.

(13)	Represents 7,682 vested shares of restricted stock granted under the Equity Plan.

(14)	Represents 8,391 vested shares of restricted stock granted under the Equity Plan. Excludes shares of common stock owned by T. Rowe Price Group, Inc. and its affiliates, of which Mr. Riepe is Senior Advisor. Mr. Riepe disclaims beneficial ownership of such shares.

(15)	Represents 2,272 vested shares of restricted stock granted under the Equity Plan.

(16)	Represents (i) 4,544 vested shares of restricted stock granted under the Equity Plan, and (ii) 15,490 shares acquired through open-market purchases by a pension insurance fund in the name of Foundation Asset Management, which is Mr. Wedenborn’s employer.

(17)	Represents 12,256 vested shares of restricted stock granted under the Equity Plan.

(18)	Represents (i) 300,000 shares of stock acquired upon exercise of vested stock options, (ii) 2,420,000 vested options to purchase stock granted under the Equity Plan, (iii) 209,383 vested shares of restricted stock and (iv) 96,291 shares of vested stock underlying performance share units, or PSUs. Mr. Greifeld maintains margin securities accounts at brokerage firms, and as a standard feature of these accounts, shares held in these accounts are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At April 8, 2011, Mr. Greifeld held approximately 605,674 NASDAQ OMX shares in such accounts.

(19)	Represents (i) 7,000 shares of stock acquired upon exercise of vested stock options, (ii) 105,122 vested options to purchase stock granted under the Equity Plan, (iii) 51,204 vested shares of restricted stock granted under the Equity Plan, and (iv) 14,916 shares of stock purchased pursuant to the NASDAQ OMX Employee Stock Purchase Plan (ESPP).

(20)	Represents (i) 19,000 shares of stock acquired upon exercise of vested stock options, (ii) 357,643 vested options to purchase stock granted under the Equity Plan, (iii) 15,166 vested shares of restricted stock granted under the Equity Plan, and (iv) one share of stock purchased pursuant to the ESPP. Ms. Friedman left NASDAQ OMX in March 2011.

(21)	Represents (i) 12,640 shares of stock acquired upon exercise of vested stock options, (ii) 273,356 vested options to purchase stock granted under the Equity Plan, (iii) 7,606 vested shares of restricted stock granted under the Equity Plan, and (iv) 15,261 shares of stock purchased pursuant to the ESPP.

(22)	Represents 6,802 vested shares underlying PSUs.

(23)	Of these shares, as of April 8, 2011, approximately 612,674 shares are held in margin accounts.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the compensation program for the year ended December 31, 2010 for our named executive officers:

•	Robert Greifeld, Chief Executive Officer and President;

•	Adena T. Friedman, Former Chief Financial Officer and Executive Vice President, Corporate Strategy;

•	Anna M. Ewing, Executive Vice President, Global Technology and Market Technology and Chief Information Officer;

•	Edward S. Knight, Executive Vice President, General Counsel and Chief Regulatory Officer; and

•	Eric W. Noll, Executive Vice President, Transaction Services U.S and U.K.

The independent members of NASDAQ OMX’s board of directors are responsible for overseeing our executive compensation program, and the board has delegated to its management compensation committee the primary responsibility for administering the program. Among other things, the management compensation committee is responsible for establishing the principles that underlie our executive compensation program, approving compensation for executive and senior officers and, in conjunction with the board, evaluating the performance and determining the compensation of our CEO. For additional information on the committee and its members, see “Proposal I: Election of Directors—Board Committees.” The committee’s charter can be found on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm. The committee welcomes input from our stockholders on NASDAQ OMX’s compensation program through the communication process discussed in “Stockholder Communication With Directors.”

Executive Summary

2010—Year in Review

NASDAQ OMX achieved many financial and operational successes during 2010. The chart below summarizes key NASDAQ OMX financial results for fiscal 2010 compared to fiscal 2009. For additional information on the economic and market considerations that influenced the management compensation committee’s decisions relating to 2010 executive compensation, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the fiscal year ended December 31, 2010.

	Fiscal 2010 ($ in millions, except per share amounts)	Fiscal 2009 ($ in millions, except per share amounts)	Change (%)
Net Exchange Revenues(1)	1,522	1,453	4.7
Operating Income	631	603	4.6
Diluted Earnings Per Share	1.91	1.25	52.8
Stock Price Per Share as of Fiscal Year-End(2)	23.73	19.82	19.7

(1)	Represents revenues less transaction rebates, brokerage, clearance and exchange fees.

(2)	Represents the closing market price of our common stock on December 31, 2010 and December 31, 2009.

We also closed five acquisitions and competed share repurchases totaling $797 million, or 37.8 million shares, during 2010. These successes occurred against a backdrop of lower trading volumes and continued weakness in the economy. In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to the named executive officers for 2010 reflected our strong financial results, as well as the continued challenges in the business environment. Notably, the total compensation of each of our named executive officers (other than Mr. Noll, who joined NASDAQ OMX in July 2009) decreased in 2010 as compared to 2009.

Annual Base Salaries. Base salaries of the named executive officers for 2010 remained at the same levels as for 2009.

Annual Performance-Based Cash Incentive Awards. As a result of continued business challenges, as well as the difficult nature of our performance goals, we achieved, but did not exceed, our corporate revenue target in 2010. For corporate operating income, we hit 147% of the target goal, which means we moderately over achieved due to our strong focus on expense control. These results influenced final payouts under our Executive Compensation Incentive Plan (ECIP) for each of our named executive officers.

Long-Term Stock–Based Compensation. As a result of the company’s achievement of the corporate performance targets for 2010, the named executive officers earned between 100% and 124% of their target number of PSUs granted in 2010.

Compensation Program Best Practices

Our executive compensation program is detailed over the next few pages. However, we believe that the following compensation program best practices reflect our approach toward executive compensation.

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Pay for Performance. The primary focus of NASDAQ OMX’s executive compensation program is on pay for performance. As a result, there were no guaranteed cash incentive awards for any named executive officer in 2010. In addition, in March 2010, the management compensation committee determined that the appropriate allocation of equity awards to the named executive officers should be 80% PSUs and 20% stock options.

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Stock Ownership Guidelines and Holding Requirement. We have in place stock ownership guidelines and a related holding requirement. All of the named executive officers met or exceeded the guidelines as of December 31, 2010. In addition, in 2010, the management compensation committee amended the guidelines to require the CEO, CFO, EVPs and SVPs to hold specified dollar amounts of stock until the end of their employment with NASDAQ OMX.

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Limited Perquisites. Our executive compensation program includes very few perquisites for our executives. Notably, the management compensation committee eliminated the provision of tax gross-ups on perquisites, effective January 1, 2010.

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Clawback Policy. The board of directors and management compensation committee have adopted a “clawback policy” that allows the company to recoup incentive payments to the executive officers in certain circumstances.

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Limited Employment Agreements. We typically provide an offer letter to executive officers upon hire or promotion noting that the executive is employed “at will.” Only two of our named executive officers have employment agreements, which originally were entered into in 2000 and 2003.

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Limited Severance Arrangements. Except as described below in the case of a change in control of the company and in certain circumstances under the employment agreements with Messrs. Greifeld and Knight, we are not obligated to pay severance or other enhanced benefits to any named executive officer upon termination of his or her employment.

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“Double Trigger” Change In Control Agreements. Messrs. Greifeld’s and Knight’s employment agreements, as well as the letter agreements with the other named executive officers, use what is known as a “double trigger,” meaning that payments are activated only upon the occurrence of both a change in control of the company and a loss of employment.

•	Limited Gross-Ups Only In Legacy Contracts. We do not provide any gross-up payments on severance arrangements, except in the legacy employment agreements with Messrs. Greifeld and Knight.

•	Frozen Pension Plan and SERP. Effective May 1, 2007, NASDAQ OMX’s Pension Plan and SERP, as defined below, were fully frozen for all employees.

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Engagement of Independent Compensation Consultant. The management compensation committee engages an independent compensation consultant to assist the committee, as requested, in fulfilling various aspects of the committee’s charter. The independent compensation consultant reports directly to the committee, and not to management.

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Strong Risk Management Program. We monitor the risks associated with our compensation programs on an ongoing basis. In addition, on an annual basis, the audit and management compensation committees of our board of directors are presented with the results of an assessment of our employee compensation programs in order to evaluate the risks arising from our compensation policies and practices.

General Philosophy

The management compensation committee recognizes its important responsibilities to our stockholders. The committee has endeavored to create a performance-based compensation program that meets the needs of our global company and its stockholders.

In October 2010, the committee undertook a comprehensive review of NASDAQ OMX’s compensation philosophy, programs and practices. The following core principles reflect the committee’s current compensation philosophy.

•	The compensation program supports a high-performance environment via performance-based rewards.

•	Variable pay is emphasized over fixed pay through participation in annual and long-term incentive plans.

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A significant portion of compensation is performance-based and varies based on NASDAQ OMX performance, which enables participation in the short- and long-term growth and financial success of the company.

•	The program reinforces the importance of meeting and/or exceeding performance targets through superior awards for superior performance and through differentiated awards based on performance achieved.

•	Goal setting and achievement tracking are highly structured and measurable, with few discretionary adjustments.

•	Select employee benefits are performance-based (e.g., Enhanced Retirement Contribution).

•	Compensation plans and arrangements do not encourage excessive risk-taking by management.

•	The compensation program focuses on key business goals.

•	The program encourages decision-making to align the business strategy with goals set to drive industry-leading performance.

•	Goal setting at NASDAQ OMX is based on a continuous improvement philosophy.

•	Management is rewarded for maintaining a premier regulatory program.

•	The compensation program enhances stockholder value and fosters an ownership culture.

•	NASDAQ OMX’s equity programs support an ownership culture, focused on integrity and key drivers of stockholder value.

•	Ownership guidelines are used to encourage executive stock ownership.

•	The compensation program enables NASDAQ OMX to compete effectively for talent.

•	The program is designed to attract, motivate, and retain talented, high performing individuals who are willing to commit to NASDAQ OMX’s success and building long-term stockholder value.

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The compensation program at NASDAQ OMX is reflective of competitive market and industry practices, offering both competitive programs and compensation opportunities, while balancing the need for talent with the need to maintain reasonable compensation costs.

•	NASDAQ OMX communicates its compensation objectives and program clearly.

•	Only programs that are well understood can be effective motivational tools.

•	The value of total rewards is emphasized, versus only specific components of pay.

•	NASDAQ OMX ensures that its compensation program is straightforward and transparent so it is clear how organizational and individual actions translate into NASDAQ OMX performance and rewards.

•	NASDAQ OMX uses structured goal setting and achievement tracking and applies minimal positive discretion.

Setting Executive Compensation

Elements of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	annual base salaries;

•	annual performance-based cash incentive awards;

•	long-term stock-based compensation (i.e., equity awards);

•	retirement savings plans;

•	limited severance arrangements; and

•	health and welfare benefits and limited perquisites.

Determining Executive Compensation

Compensation of Our CEO

Consistent with his amended and restated employment agreement, which was effective January 1, 2007, our CEO’s compensation is determined on an annual basis by the board of directors and the management compensation committee. On a bi-annual basis, the board and committee review Mr. Greifeld’s performance in executive session as part of the deliberative process to evaluate CEO performance against corporate goals and determine appropriate CEO compensation. The factors considered by the board and the committee include Mr. Greifeld’s performance against his annual performance objectives, the performance of the company, the quality and development of the management team and the management of the CEO and executive succession plan. The semiannual review process is led by the chairman of the board of directors and the chair of the management compensation committee.

Compensation of Our Other Named Executive Officers

Our CEO and NASDAQ OMX’s human resources department develop compensation recommendations for each of the other named executive officers for consideration by the management compensation committee and the board of directors. As part of this process, our CEO meets individually with each executive to discuss his or her performance against pre-established objectives determined during the previous year, as well as performance objectives and development plans for the coming year. This meeting gives each executive an opportunity to present his or her perspective of his or her performance and potential objectives and challenges for the upcoming year. Our CEO presents the results of the meetings with each executive to the management compensation committee for their review and consideration as part of the committee’s deliberation process.

Tally Sheets

In making compensation decisions for the CEO and other named executive officers, the committee also reviews a peer group analysis, which is discussed further below, and tally sheets that detail the various elements of compensation, including equity compensation and retirement benefits, for each executive. The committee uses these tally sheets to evaluate the appropriateness of the total compensation package, to compare each executive’s total compensation opportunity with his or her actual payout and to ensure that the compensation appropriately reflects the compensation program’s focus on pay for performance.

General Principles of the Committee When Determining Executive Compensation

To determine the amounts and mix of compensation elements, the management compensation committee considers the following general principles.

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Pay for Performance. The primary focus of NASDAQ OMX’s executive compensation program is on pay for performance. Therefore, the committee considers the executive’s contribution to our short- and long-term financial performance, as well as his or her performance on other critical aspects of management that are qualitative in nature and may not be easily quantified into dollars (such as building our brand, employee development and regulatory excellence).

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Competitive Market Analysis. The committee identifies compensation amounts that peers/competitors within the industry are paying to executives with similar positions and levels of experience, skills, education and responsibilities. The committee also considers industry and general economic conditions in assessing market competitiveness. However, while the committee uses this analysis as one of several tools in making executive compensation decisions, the committee does not set the compensation levels of our executives based solely upon this analysis.

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Internal Equity. Our executives’ compensation generally increases with position and responsibility. The committee believes that compensation amounts should reflect the different levels of responsibilities and performance among our executives and between our CEO, who is responsible for the entire organization, and our other executives, who are responsible for a functional area or a line of business.

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Collateral Implications. The committee designs our total compensation mix to encourage our executives to take appropriate risks aimed at improving the company’s performance and building long-term stockholder value. In addition, to mitigate any incentive to take inappropriate risks, each of our named executive officers is subject to the stock ownership requirements and clawback policy discussed further below. The committee also considers the tax and accounting impact of the compensation program, as well as any regulatory compliance issues. Furthermore, the compensation program is subject to a comprehensive risk assessment process that is intended to identify any areas of the compensation structure that may unintentionally encourage inappropriate risk-taking.

The committee considers all of these principles in structuring compensation packages to reward the individual executive. Each individual component of compensation is considered independently and is not based on a formula; however, each component is intended to be complementary to the overall compensation package awarded to the executive.

Pay for Performance

The management compensation committee believes the compensation for NASDAQ OMX’s executives should be performance-based. Therefore, there were no guaranteed cash incentive awards for any named executive officer in 2010.

Instead, the management compensation committee set target compensation levels for the performance-based elements of the compensation program. With respect to cash compensation, the allocation between base salary and annual cash incentives is determined based on the amount of cash compensation that the committee wishes to place “at risk.” “At risk” means that the executive will not realize any economic benefit unless the applicable objectives, most of which are tied to our company’s financial performance, are met or exceeded. Consistent with our compensation philosophy, our ECIP is structured to ensure that a significant portion of each executive’s total cash compensation is contingent on performance and continued employment and, therefore, “at risk.”

Competitive Market Analysis

To evaluate the external competitiveness of our executive compensation program, the management compensation committee compares certain elements of the program to similar elements used by peer companies. The committee uses two distinct peer groups for competitive market analysis of the compensation program for our named executive officers. The use of two peer groups is a common practice among our industry peers, and the committee believes that a secondary peer group is useful because our competitors for executive talent include companies in more sectors than just those represented by the primary peer group. The committee therefore believes that a single peer group is insufficient to capture the labor markets that are sources of executive talent for our business. In addition, the primary peer group consists of a small group of companies for which information may not always be available, and a secondary peer group therefore provides additional data points and improves the robustness of our competitive market analysis. Multiple reference points enhance decision making by providing a more realistic set of market-competitive pay boundaries than is represented by merely one focused peer group.

The committee reviews the list of peer companies on an annual basis. In 2010, the committee made slight adjustments to both the primary and secondary peer groups to reflect industry changes over the past year. The primary peer group is an industry-specific group that includes our direct business competitors. The primary peer group consists of the following 15 companies.

• ASX Ltd	• BGC Partners Inc.
• CBOE Holdings	• CME Group, Inc.
• Deutsche Börse AG	• E*TRADE Financial Corporation
• ICAP plc	• Interactive Brokers Group, Inc.
• InterContinental Exchange, Inc.	• London Stock Exchange Group plc
• MF Global LTD	• NYSE Euronext
• TD AMERITRADE Holdings Corporation	• The Charles Schwab Corporation
• TMX Group

The secondary peer group includes all of the companies in the primary peer group, as well as the following additional global, diversified technology and financial services companies.

• Adobe Systems Incorporated	• Ameriprise Financial, Inc.
• Automatic Data Processing, Inc.	• BlackRock, Inc.
• CA, Inc.	• Cognizant Tech Solutions Corporation
• DST Systems, Inc.	• Fiserv, Inc.
• Franklin Resources	• IAC Interactive
• Intuit, Inc.	• Invesco
• Jefferies Group	• Knight Capital Group, Inc.
• Legg Mason	• MasterCard Incorporated
• Moody’s Corporation	• Northern Trust
• Raymond James Financial, Inc.	• Symantec Corporation
• T. Rowe Price Group, Inc.	• Visa

In addition, the committee takes into account that NASDAQ OMX faces competition for talent from private firms, such as high frequency and other small trading firms and private equity funds, for which public compensation data is not available.

Peer group data serves as only one reference point that the committee considers in evaluating our executive compensation program. The committee uses this data to see how various elements of our executive compensation program compare to other companies. However, the committee does not set the compensation of our executives based on this data or target NASDAQ OMX’s executive compensation to a specific percentile of the compensation set by our competitors. Instead, the comparison is conducted solely to determine if the compensation is competitive to the market, as represented by the peer groups. Therefore, each executive is evaluated individually based on skills, knowledge, performance, development potential and, in the committee’s business judgment, the value he or she brings to the organization and NASDAQ OMX’s retention risk.

Analysis of 2010 Executive Compensation Elements

Annual Base Salaries

The management compensation committee normally reviews base salaries on an annual basis before the beginning of each year so that any changes will be effective on January 1. Occasionally, the committee may adjust base salaries during the year in response to significant changes in an executive’s responsibilities or events that would impact the long-term retention of a key executive.

Under the terms of Mr. Greifeld’s employment agreement, his base salary for 2010 was $1 million, which has remained unchanged since 2006. The management compensation committee decided that leaving his salary unchanged for 2010 was consistent with the terms of his employment agreement and the provisions of Section 162(m) of the Internal Revenue Code (Code) that limit to $1 million the amount of non-performance-based compensation paid to the CEO that the company may deduct for federal income tax purposes.

Following its compensation review at the end of 2009, the committee did not adjust the base salaries of any of the named executive officers for the beginning of 2010. Given the ongoing difficulties in the economy and the committee’s pay-for-performance philosophy, the committee preferred to leave the base salaries unchanged.

The following table shows each named executive officer’s base salary at December 31, 2010.

Named Executive Officer and Title	Base Salary at December 31, 2010
Robert Greifeld	$1,000,000
Adena T. Friedman	$500,000
Anna M. Ewing	$500,000
Edward S. Knight	$475,000
Eric W. Noll	$500,000

Annual Performance-Based Cash Incentive Awards

Annual performance-based cash incentives are an integral part of our executive compensation program. The ECIP has been structured to comply with the “performance-based compensation” exception of Section 162(m) of the Code and ensure that the amounts paid to our executives who are subject to Section 162(m) are deductible for federal income tax purposes.

To the extent consistent with Section 162(m) of the Code, the committee may, in determining whether pre-established performance goals have been achieved, exercise discretion to include or exclude the effect of certain extraordinary or non-recurring events specified in the ECIP that occur during a performance period. The committee, in its discretion, also may establish additional restrictions or conditions that must be satisfied as a condition to payment of all or a portion of an award. These restrictions and conditions may include, among others, the receipt by a participant of a specified annual performance rating, a vesting requirement and/or the achievement of specified performance goals by the company, business unit or participant. The committee also may reduce the amount of any award if it concludes that such reduction is necessary or appropriate in its discretion, but may not increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

Plan-Based Target Award Opportunities

At the beginning of each year, the management compensation committee establishes the target annual cash incentive award opportunity for our named executive officers. As provided under his employment agreement, Mr. Greifeld’s target annual cash incentive award opportunity for 2010 (and during the agreement’s remaining term) was 200% of base salary. For 2010, the committee set the target annual cash incentive award opportunity for each of the other named executive officers at amounts ranging from 126% to 150% of base salary, based on its assessment of each officer’s position and responsibilities, the competitive market as reflected in the primary and secondary peer groups and the company’s retention objectives.

Performance Goals

The annual cash incentive award payments for our executives are based on the achievement of pre-established corporate and individual performance goals. The CEO selects and recommends goals for each executive vice president based on their areas of responsibility and on input from each executive. The management compensation committee and the board of directors review and consider our CEO’s recommendations and approve the goals for the coming year after identifying the objectives most critical to our future growth and most likely to hold executives accountable for the operations for which they are responsible.

For 2010, the goals for each executive vice president were chosen from among 15 general financial, corporate and business unit performance objectives established in the ECIP. These possible objectives included:

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	earnings per share;

•	non-GAAP earnings per share;

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net income or net income from operations or net revenue or net exchange revenue (before or after taxes, and which may take into account or exclude the effect of non-recurring or extraordinary charges and/or expenses);

•	net profit (before or after taxes, and which may take into account or exclude the effect of non-recurring or extraordinary charges and/or expenses);

•	revenue growth;

•	share price;

•	market share;

•	return measures (including without limitation return on assets, net assets, capital, revenue, net revenue, income or net income);

•	cash flow (including without limitation operating cash flow and free cash flow);

•	adherence to budget and/or expense targets;

•	planning accuracy (as measured by comparing planned results to actual results);

•	objectively determinable effectiveness, efficiency or business retention/expansion goals; and

•	business effectiveness survey results.

For 2010, the target annual cash incentive award opportunities for our CEO were tied primarily to three corporate performance measures: operating income, corporate net revenue and corporate expense budget. For these purposes, “operating income” is based on the company’s pre-tax “run rate,” and excludes certain non-recurring expense items, such as charges relating to debt restructuring and share repurchases, severance, real estate reserves, acquisition and deal expenses and other expenses. The target annual cash incentive award opportunities for our CFO were tied primarily to operating income and the corporate expense budget.

For 2010, the target annual cash incentive award opportunities for the other named executive officers involved both corporate and individual performance measures and were tied largely to the business units and operations for which they are responsible. The individual measures, which were strategic in nature, are described below.

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Ms. Friedman’s business unit strategic measures related to the success of five strategic initiatives in the areas of clearing and OTC derivatives, geographic opportunities, access/broker/post-trade services, corporate solutions and deal analysis.

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Ms. Ewing’s business unit strategic measures related to run rate expenses for the Global Technology Services business unit; systems reliability and information security; revenues from the Transaction Services U.S., Transaction Services Nordic, Market Technology, Global Data Products and Global Index Group business units; and the profits and losses of the Market Technology business unit.

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Mr. Knight’s business unit strategic measures related to regulatory integrity (including results of assessment by the regulatory oversight committee of The NASDAQ Stock Market, disposition of regulatory reviews and degree of innovation and recognition); innovation and leadership in market regulation; rule filing efficiency and business support activities; public policy effectiveness; and expense management for the Office of General Counsel.

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Mr. Noll’s business unit strategic measures related to profits and losses for the Transaction Services U.S. and U.K. business unit; revenues from the Transaction Services U.S. business unit; U.S. equities market share; U.S. options market share; and the direct margin of the International Derivatives Clearing Group business unit.

In addition, for 2010, 10% of each named executive officer’s target annual cash incentive award opportunity was based on the results of a “business effectiveness survey” conducted near the end of the year. This survey compiled feedback and other data from employees on a wide range of issues that impact the company’s effectiveness as an organization. Management uses the “business effectiveness survey” on an annual basis to assess past decisions and provide an opportunity for employees to voice their views on how management is doing and how improvements to the organization can be made. This goal was measured on a sliding scale of 1 to 100 based on survey goals. A score of 50 or lower resulted in 0% payout, a score of 67 to 72 resulted in a 100% payout, with scores 90 or higher resulting in a 200% payout. We retain Watson Wyatt, a national human resources consulting firm, to collect, tabulate and analyze the survey.

The following table shows each named executive officer’s ECIP performance objectives for 2010 and the relative weighting of these objectives.

Named Executive Officer	Target ECIP Incentive Compensation Opportunity	Corporate Performance Goals			Business Effectiveness Survey	Business Unit Strategic Measures
		Operating Income (Pre-Tax Run Rate)	Corporate Net Revenue	Corporate Expense Budget
Robert Greifeld	$2,000,000	35%	35%	20%	10%	—
Adena T. Friedman	$750,000	40%	—	25%	10%	25%
Anna M. Ewing	$750,000	10%	10%	—	10%	70%
Edward S. Knight	$600,000	20%	—	—	10%	70%
Eric W. Noll	$750,000	10%	10%	—	10%	70%

Discretionary Awards

The management compensation committee has the authority to grant discretionary or performance-based awards outside of the ECIP to reward executives, including named executive officers, for completion of specific projects, exceptional performance or when additional duties are assumed during the course of the year. For performance during 2010, the management compensation committee granted a discretionary award of $178,625 to Mr. Noll for increasing U.S. transaction services revenues despite lower-than-expected volumes. The management compensation committee also exercised negative discretion to reduce Ms. Ewing’s ECIP award by $37,500 relating to information security.

Award Payouts

The actual annual cash incentive award payouts to the named executive officers for 2010 are set forth in the following table.

Named Executive Officer	ECIP Award Payout	Discretionary Award Payout	Total
Robert Greifeld	$2,627,000	$0	$2,627,000
Adena T. Friedman	$1,222,875	$0	$1,222,875
Anna M. Ewing	$1,067,250	$(37,500)	$1,029,750
Edward S. Knight	$971,400	$0	$971,400
Eric W. Noll	$771,375	$178,625	$950,000

Payouts under the ECIP are determined by the management compensation committee after the end of the year and are based on the sum of (i) actual performance under each corporate performance metric, (ii) the results of the business effectiveness survey and (iii) where applicable, actual performance against an executive’s business unit strategic measures. Each goal applicable to the named executive officers for 2010 had a minimum, target and maximum performance level.

The management compensation committee and the board of directors approved the performance goals in March 2010 and received periodic progress updates during the course of the year. In February 2011, the committee received a final report on the level of achievement on each goal before it approved payouts under the ECIP for 2010. With respect to the corporate performance goals, the minimum, target and maximum performance levels, NASDAQ OMX’s actual performance for 2010 and the resultant payout percentage of the target incentive award amounts were as follows:

Corporate Performance Goal	Minimum	Target	Maximum (for 200% payout)	NASDAQ OMX’s Results for 2010 as measured for ECIP purposes	Payout Percentage of Target Incentive Award Amount
Operating Income (Pre-Tax Run Rate)(1)	$649.2 million	$679.2 million - $699.2 million	$729.2 million	$713.3 million	147%

Corporate Net Revenue	$1,467.0 million	$1,506.8 million - $1,536.8 million	$1,580.0 million	$ 1,535.0 million	100%

Corporate Expense Budget	$850.0 million	$837.5 million	$812.0 million	$821.7 million	162%

(1)	Operating income for purposes of the ECIP calculation excludes certain non-recurring expenses, such as charges relating to debt restructuring and share repurchases, severance, real estate reserves, acquisition and deal expenses and other expenses. As a result, this calculation differs from the GAAP calculation of operating income and the amounts reported in the Form 10-K for operating income.

With respect to the business unit strategic measures for certain of the named executive officers, the management compensation committee set the targets for these goals at levels where the maximum payout would be difficult to achieve and beyond budget assumptions. For the 2010 business unit strategic measures and additional performance goals applied to the applicable named executive officers, one measure was scored at 0%

payout, eight were scored at 200% payout and nine were scored at percentages in between. To the extent that payouts were made at the 200% level, the awards were intended to reward superior performance with respect to the relevant measures and with respect to the company’s performance in the relevant areas. With respect to the business effectiveness survey goal, the named executive officers received a range of payouts from 100% to 175% of the target incentive award amounts allocated to this goal.

Long-Term Stock-Based Compensation

Long-term incentive compensation consists entirely of equity awards. The management compensation committee believes that equity awards align the interests of our employees with those of our stockholders by rewarding outstanding performance and providing incentives to increase the value of our stockholders’ investments.

Equity Awards to Our CEO in 2010

As described further below, the committee granted PSUs to Mr. Greifeld in March 2010. In February 2010, the committee approved the settlement of a PSU grant made to Mr. Greifeld in March 2007, and in February 2011, the Committee approved the settlement of a PSU grant made to Mr. Greifeld in March 2008.

March 2010 PSU Grants. Under his employment agreement, Mr. Greifeld was entitled to receive an annual grant of 80,000 PSUs for four years beginning in 2007. Each annual award is subject to a three-year performance period. At the end of a performance period, Mr. Greifeld may earn from 0% to 150% of the 80,000 units granted, depending upon the attainment of performance goals established by the management compensation committee. The committee regularly monitors Mr. Greifeld’s performance and progress toward achieving the goals that have been established for the annual PSU grants.

In March 2010, the committee approved and established the goals for Mr. Greifeld’s fourth annual grant of PSUs under his employment agreement. The committee set the performance target for these PSU grants as fully diluted non-GAAP earnings per share (EPS) growth compounded annually over the three-year performance period. Non-GAAP EPS growth was selected as the performance target because the committee believed it was the primary overall driver of stockholder value.

Non-GAAP EPS growth will be determined based upon the amount by which our adjusted non-GAAP EPS, as reported by the company, for the fiscal year ending December 31, 2012, exceeds our reported non-GAAP EPS for the fiscal year ended December 31, 2009, which has been determined to be $1.81. The target growth rate was set higher than in 2009 in recognition of an improved economic outlook for 2010. The non-GAAP EPS for the fiscal year ending December 31, 2012 will be adjusted for certain stock and assets acquisitions that occur during the performance period. The committee will rely on the company’s audited financial statements, non-GAAP reconciliations and related information for purposes of determining the amount, if any, of non-GAAP EPS growth.

The following table sets forth the number of shares that Mr. Greifeld will receive at settlement of the March 2010 PSU grant at varying non-GAAP EPS growth performance levels.

	Threshold Performance	Target Performance	Maximum Performance

Non-GAAP EPS Growth (compounded annual increase over the Performance Period)	6% growth	12% growth	18% growth
Number of Shares Deliverable	40,000	80,000	120,000

For non-GAAP EPS growth below the threshold performance level, Mr. Greifeld will receive no shares. For non-GAAP EPS growth between the threshold and target performance levels or between the target and maximum performance levels, the number of shares deliverable will be interpolated by the committee to three decimal places.

Settlement of February 2008 PSU Grants. In February 2011, the management compensation committee determined the number of shares that Mr. Greifeld was entitled to receive upon vesting in connection with his February 2008 PSU grant. These PSUs had a performance period from January 1, 2008 through December 31, 2010 and a performance target of EPS growth compounded annually over the three-year performance period. EPS growth was determined based upon the amount by which our adjusted EPS for the fiscal year ended December 31, 2010 exceeded our EPS for the fiscal year ended December 31, 2007. The committee determined that EPS growth fell between the threshold and target amounts, and therefore, Mr. Greifeld was entitled to receive a pro-rated amount of 53,333 PSUs.

Equity Awards to the Other Named Executive Officers in 2010

As part of the annual all-employee equity grant, the committee granted stock options and PSUs to the other named executive officers in March 2010. In February 2011, the committee approved the settlement of PSU grants made to the other named executive officers in March 2010. In March 2011, the committee approved an additional equity grant to Mr. Knight to reward him for his exceptional performance and regulatory leadership in 2010.

March 2010 Option and PSU Grants. As in recent years, the committee approved an annual equity grant to all NASDAQ OMX employees (other than the CEO) in March 2010. The awards made to the named executive officers as part of the annual grants reflect the committee’s intent to motivate performance and recognize performance-based achievement. In March 2010, the management compensation committee determined that the appropriate allocation of equity awards to the named executive officers should be 80% PSUs and 20% stock options. More than 50% of the shares awarded are on a performance basis. The committee determined that this mix, which favors performance-based achievement:

•	reflects our pay for performance philosophy;

•	more closely aligns the executives’ long-term incentive awards with our CEO, who also receives PSUs and stock options;

•	clearly articulates long-term performance expectations through minimum, target and maximum goals; and

•	is less dilutive than solely granting stock options (as PSUs require fewer shares than stock options to convey the same economic value).

Mr. Greifeld recommended the specific awards for each of the other named executive officers, which varied among executives depending upon responsibilities and retention considerations. The executives responsible for our business units and technology, which are most critical to our future growth, generally received larger awards than other executives in support functions. The management compensation committee evaluated these recommendations and determined that the amount of each award reflected the individual’s contributions and was appropriate for retention purposes.

For the March 2010 equity grant, the management compensation committee set a target value for the PSU portion of each equity award. The actual number of shares the executives received varied based on NASDAQ OMX’s achievement of a specified corporate goal during a one-year performance period running from January 1 through December 31, 2010. The three corporate performance measures included: non-GAAP EPS (applicable to Ms. Friedman), operating income (pre-tax run rate) (applicable to Mr. Knight) and corporate net revenue (applicable to Ms. Ewing and Mr. Noll).

Following the performance period, the shares vest one-third per year over a three-year period as long as the executive remains employed by NASDAQ OMX. Consequently, executives who remain with NASDAQ OMX will be vested in one-third of the award on December 31, 2011, one-third of the award on December 31, 2012 and one-third of the award on December 31, 2013. The ultimate value of the PSU award depended on how NASDAQ OMX’s performance in 2010 compared to the thresholds:

•	if NASDAQ OMX did not meet the minimum performance threshold, the executive received none of the PSU grant’s target share amount;

•	if NASDAQ OMX met the minimum performance threshold, the executive received 50% of the PSU grant’s target share amount;

•	if NASDAQ OMX met the target performance threshold, the executive received 100% of the PSU grant’s target share amount; and

•	if NASDAQ OMX met or exceeded the maximum performance threshold, the executive received 150% of the PSU grant’s target share amount.

Performance between the minimum and the target and between the target and the maximum thresholds resulted in incremental changes in payout on a straight-line basis. For the operating income (pre-tax run rate) and corporate net revenue goals, the minimum, target and maximum performance thresholds were the same as those under the ECIP, which were discussed above.

In February 2011, the management compensation committee determined the number of shares that our executives are entitled to receive upon vesting in connection with the March 2010 PSU grant. Because NASDAQ OMX exceeded the target performance threshold for the corporate operating income (pre-tax run rate) goal during this period, Mr. Knight received 124% of his PSU grant’s target award value. Because NASDAQ OMX met the target performance threshold for the corporate net revenue goal during this period, Ms. Ewing and Mr. Noll received 100% of their PSU grant’s target award value.

The target amounts of the March 2010 PSU grants and final number of shares awarded to the named executive officers are set forth below.

Named Executive Officer	PSU Target Share Amounts	Final Number of Shares Awarded
Adena T. Friedman	44,557	0	(1)
Anna M. Ewing	44,557	44,557
Edward S. Knight	28,354	35,159
Eric W. Noll	36,456	36,456

(1)	Because Ms. Friedman left NASDAQ OMX in March 2011, she did not receive any shares in connection with the March 2010 PSU grant.

The stock options included in each equity award will vest four years from the date of grant because NASDAQ OMX met the specified target corporate goals in 2010.

Settlement of December 2008 and July 2009 PSU Grant. In February 2010, the management compensation committee determined the number of shares that our executives were entitled to receive upon vesting in connection with the December 2008 and July 2009 PSU grants. These PSUs had a performance period from January 1 through December 31, 2009. Because NASDAQ OMX exceeded the target performance threshold for the corporate operating income (pre-tax run rate) goal during this period, each executive received 148% of the PSU grant’s target award value.

Additional Grant to Mr. Knight. In March 2011, the management compensation committee approved an additional equity grant to Mr. Knight to reward him for his exceptional performance and regulatory leadership in 2010. The grant consisted of 19,778 restricted stock units, of which 50% will vest on each of the first and second anniversaries of the grant date.

General Equity Award Grant Practices

The exercise price for stock options and the reference price for calculating the value of RSUs and PSUs is the closing market price of NASDAQ OMX’s common stock on the date of grant. The management compensation committee considers whether to make annual equity awards at its regularly scheduled March meeting. Awards to new hires at the executive level are made at the next regularly scheduled committee meeting after the new hire’s start date. Regular board and committee meetings are scheduled well in advance without regard to material news announcements by NASDAQ OMX. Existing equity ownership levels are not a factor in award determinations as we do not want to discourage the named executive officers from holding significant amounts of NASDAQ OMX’s common stock.

Throughout the performance period, the management compensation committee receives updates on the executives’ progress in achieving the performance measures and monitors the compensation expense that the company is incurring for outstanding equity awards. The committee believes that the current and expected expense amounts are reasonable and justified in light of the committee’s goals of aligning the long-term interests of officers and employees with those of stockholders and retaining the current management team.

NASDAQ OMX permits all employees, including the named executive officers, and board members to enter into plans established under Rule 10b5-1 of the Exchange Act to enable them to trade in our stock, included stock received through equity grants, during periods in which they might not otherwise be able to trade because material nonpublic information about NASDAQ OMX has not been publicly released. These plans include specific instructions to a broker to trade on behalf of the employee if our stock price reaches a specified level or if certain other events occur, and therefore, the employee no longer controls the decision to trade in our stock. As of December 31, 2010, two of our named executive officers had Rule 10b5-1 plans in place.

Stock Ownership Guidelines

We have long recognized the importance of stock ownership as an important means of closely aligning the interests of our executives with the interests of our stockholders. In addition to using equity awards as a primary long-term incentive compensation tool, we have in place stock ownership guidelines for our CEO, CFO, executive vice presidents and senior vice presidents. Under its charter, the management compensation committee is responsible for reviewing annually the stock ownership guidelines and verifying compliance thereunder.

Under the guidelines, our CEO, CFO and senior officers are expected to own, and hold until the end of their employment with NASDAQ OMX, specified dollar amounts of NASDAQ OMX common stock based on a multiple of their base salary. The multiple is determined by officer level: our CEO must hold shares valued at a 6X multiple of base salary, our CFO must hold a 4X multiple, other executive vice presidents must hold a 3X multiple and senior vice presidents must hold a 1X multiple. Individual holdings, shares jointly owned with immediate family members or held in trust, shares of restricted stock (including vested and unvested), vested shares underlying PSUs and shares purchased or held through NASDAQ OMX’s plans, such as the ESPP, count toward satisfying the guidelines. Executives subject to these guidelines as of their adoption in 2007 were expected to reach these ownership levels by December 31, 2010. New executives and executives who incur a material change in their responsibilities are expected to meet the applicable level of ownership within four years of their start date or the date of the change in responsibilities. Senior vice presidents subject to these guidelines when the guidelines were amended in 2009 to cover this level of officer are expected to meet the applicable level of ownership by October 21, 2013. All of the named executive officers were in compliance with the guidelines as of December 31, 2010.

Retirement Savings Plans

NASDAQ OMX’s retirement savings plans are part of our overall compensation and benefits program. The management compensation committee considers appropriate retirement savings options to be a critical component of its package to retain employees at all levels. For more information about NASDAQ OMX’s retirement savings plans, see “Executive Compensation—Retirement Benefits.”

Limited Severance Arrangements

Except as described below in the case of a change in control of the company and in certain circumstances under the employment agreements with Messrs. Greifeld and Knight, we are not obligated to pay severance or other enhanced benefits to any named executive officer upon termination of his or her employment. However, the management compensation committee has the discretion to pay severance plan benefits. Severance plan decisions do not influence the management compensation committee’s other decisions regarding compensation as these other decisions are focused on motivating our executives to remain with NASDAQ OMX and contribute to our future success.

Mr. Greifeld’s employment agreement contains provisions for the payment of severance benefits if the company terminates his employment without “cause” or Mr. Greifeld terminates his employment “for good reason.” There are separate provisions for severance benefits if such termination occurs (i) without regard to a change in control and (ii) within two years of a change in control. “Good reason” includes a reduction in Mr. Greifeld’s position, duties or authority or the company’s failure to secure agreement of any successor entity that he will continue in his position. These severance benefits are discussed in “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Mr. Knight’s employment agreement contains provisions for the payment of severance benefits that are triggered if the company terminates his employment without “cause” or Mr. Knight terminates his employment “for good reason.” “Good reason” includes a reduction in Mr. Knight’s position, duties or authority or the company’s failure to secure agreement of any successor entity that he will continue in his position. These provisions are discussed in “Executive Compensation—Potential Payments upon Termination or Change in Control.”

When the company completed its transition to a public company and adopted an acquisition strategy, the management compensation committee and the board of directors approved change in control agreements in 2005 for each executive not previously covered by such an agreement (letter agreements). In structuring these letter agreements, the management compensation committee evaluated comparable change in control severance arrangements offered by other peer companies in the financial services industry and considered the size of the severance package the committee might approve in other contexts. These agreements are intended to provide management stability and to reduce any reluctance on the part of executives to pursue potential transactions that may enhance the value of our stockholders’ investments. The management compensation committee reviews these agreements on a regular basis to ensure that they remain appropriate for NASDAQ OMX’s executive compensation program.

The management compensation committee believes that the terms for triggering payment are reasonable and that some of the terms are more restrictive in several important ways than change in control agreements at many other companies. For example, under the letter agreements, a severance payment is available only if termination of employment (“other than for cause” if by NASDAQ OMX or for “good reason” if by the executive) occurs within one year following a “change in control” of the company or in certain situations within 180 days prior to a change in control. For Mr. Greifeld, a severance payment as a result of a change in control is available only if termination of employment occurs within two years following the change in control. The letter agreements and Mr. Greifeld’s employment agreement use what is known as a “double trigger,” meaning that a payment is activated only upon the occurrence of both a change in control of the company and a loss of employment. Benefits under these agreements will be provided only if NASDAQ OMX is the target organization. In addition, a change in control under these agreements is limited to situations where the acquirer obtains a majority of NASDAQ OMX’s voting securities or the current members of our board of directors (or their approved successors) cease to constitute a majority of the board. Finally, the agreements do not modify or otherwise change the terms of the executive’s outstanding equity awards.

Health and Welfare Benefits and Limited Perquisites

We provide a voluntary comprehensive health and welfare benefits program to our executives, including the named executive officers that mirrors the program offered to our other employees. Named executive officers also are allowed to participate in our ESPP on the same terms as other employees.

Because our executive compensation program emphasizes pay for performance, it includes very few perquisites for our executives. In view of the demands of his position, we provide Mr. Greifeld with a company car and driver for use when conducting company business. Mr. Greifeld reports his use of the company car and driver for personal reasons as income for tax purposes. In 2010, this amount was $80,627, which was the incremental cost of Mr. Greifeld’s personal use of the car (including commutation) based on an allocation of the cost of the vehicle, driver, fuel, maintenance, insurance, parking and tolls.

Officers at the level of senior vice president and above are eligible to receive basic financial planning services and executive health exams. Participation in each of these programs is voluntary. To be consistent with best practices regarding executive compensation, the committee eliminated the provision of a tax gross-up for the financial planning benefit and for any other benefit that may be offered to executives in the future, other than under employment agreements, effective January 1, 2010.

Ethics Program, Code of Conduct and Compensation Recovery Policy

The NASDAQ OMX board annually reviews the company’s ethics program, including the code of conduct and supporting policies. The NASDAQ OMX board will take action to remedy any fraudulent or intentional misconduct by an executive that is uncovered and will determine the appropriate disciplinary action against the executive. Discipline would vary depending on the facts and circumstances, and may include termination of employment or initiation of an action for breach of fiduciary duty under the company’s code of conduct. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

In 2009, the board and committee adopted a “clawback policy” that is applicable to the named executive officers and other executive vice presidents. The policy provides that the company may recoup any cash or equity incentive payments predicated upon the achievement of financial results or operating metrics that were subsequently determined to be incorrect on account of material errors, material omissions, fraud or misconduct.

Tax Implications of Executive Compensation

The management compensation committee considers the income tax consequences of individual compensation elements when it is analyzing the overall level of compensation and the mix of compensation among individual elements.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code provides a limit of $1 million on the remuneration that may be deducted by a public company in any year in respect of the CEO and the three other most highly compensated executive officers (other than the principal financial officer). There is an exception to this limitation for “performance-based compensation.” We have endeavored and will continue to endeavor to use this exception to Section 162(m) to maximize the deductibility of our compensation. However, in order to maintain flexibility in compensating executives and to attract needed leadership in exceptional circumstances, we have not adopted a policy that all compensation must be deductible. We believe that such a policy is not in the best interests of the company or its stockholders. In 2010, all compensation paid to our named executive officers was deductible for corporate income tax purposes, except for approximately $50,000 for Mr. Greifeld.

Tax Gross-Up Provision

Section 4999 of the Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Section 280G of the Code disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent upon a change in control. In order to be considered an excess parachute payment, a payment as a result of a change in control must exceed three times the executive’s “base amount,” and then the excise tax is imposed on the parachute payments that exceed the executive’s “base amount.”

The employment agreements with Messrs. Greifeld and Knight include provisions that entitle them to limited gross-up payments in the event of termination after a change in control to reimburse them for any excise tax imposed under Section 4999 of the Code, as well as any additional income and employment taxes resulting from such reimbursement. Under Mr. Greifeld’s employment agreement, which was amended and restated in 2007, he is entitled to receive a modified excise tax reimbursement and gross up on certain severance payments and benefits from the company. If the severance payments are less than 330% of the “base amount” (as defined in Section 280G of the Code), any severance payments and/or benefits payable would be reduced to an amount that would not trigger an excise tax. Otherwise, the excise tax and gross up amounts will be limited to an amount that is no more than 300% of one year’s annual base salary and annual incentive award. Without this gross-up, the committee believed that Mr. Greifeld’s potential severance could be materially reduced by any excise tax he would have to pay on the benefit. To induce Mr. Greifeld to remain with NASDAQ OMX, the committee determined that it was important to ensure that Mr. Greifeld would receive the full economic benefit of his negotiated severance arrangement, and the committee therefore opted to include the modified excise tax reimbursement provision in the employment agreement.

Mr. Knight’s employment agreement, which was originally entered into in 2000, also provides that if Mr. Knight becomes subject to any “golden parachute” excise tax, the company is obligated to make additional payments to offset the effect of such tax.

As noted in the section entitled “Potential Payments upon Termination or Change in Control—Estimated Change in Control or Termination Payments and Benefits at the End of 2010,” neither Mr. Greifeld nor Mr. Knight would have received any excise tax and gross-up payment if he had been terminated by the company due to a change in control as of December 31, 2010.

The change in control letter agreements with our other named executive officers do not provide for tax gross-ups or reimbursements of any excise or other taxes that may be payable by the executive under Section 4999 of the Code in connection with the change in control of the company. Rather, the agreements provide that, if any payments or benefits to an executive would be subject to an excise tax under Section 4999, payments and/or benefits to the executive will be reduced to an amount that does not trigger an excise tax.

Management Compensation Committee Report

The management compensation committee reviewed and discussed the Compensation Discussion and Analysis with our management. After such discussions, the committee recommended to NASDAQ OMX’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NASDAQ OMX’s Form 10-K.

The Management Compensation Committee

Michael Casey, Chair

Lon Gorman

Glenn H. Hutchins

Birgitta Kantola

Michael R. Splinter

Deborah L. Wince-Smith

Management Compensation Committee Interlocks and Insider Participation

None of the members of the management compensation committee is an executive officer, employee or former officer of NASDAQ OMX. With the exception of Mr. Greifeld, none of NASDAQ OMX’s executive officers serves as a current member of the NASDAQ OMX board of directors. None of NASDAQ OMX’s executive officers serves as a director or a member of the compensation committee of any entity that has one or more executive officers serving on the NASDAQ OMX board or management compensation committee. One of the members of NASDAQ OMX’s management compensation committee, Glenn H. Hutchins, is a Co-Founder and Co-Chief Executive of Silver Lake. For information on transactions with Silver Lake, see “Certain Relationships and Related Transactions.”

Role of Compensation Consultants

The management compensation committee engages Frederic W. Cook & Co., Inc. (Cook & Co.), an outside independent compensation consultant, to assist the committee, as requested, in fulfilling various aspects of the committee’s charter. Cook & Co. reviews committee materials and attends committee meetings and executive sessions when requested by the committee. Cook & Co. is independent from NASDAQ OMX, has not provided any services to NASDAQ OMX other than to the committee, and receives compensation from NASDAQ OMX only for services provided to the committee. Cook & Co. reports directly to the committee, and not to management.

As discussed above, NASDAQ OMX’s human resources department engages Meridian Compensation Partners to assist staff in gathering data, reviewing best practices and making recommendations to the committee about our executive compensation program. At the invitation of management, Meridian Compensation Partners occasionally attends committee meetings and reviews committee materials. Meridian Compensation Partners was founded in 2010 as a spin-off from Hewitt Associates, which previously advised our human resources department on our executive compensation program.

Role of Our Chief Executive Officer and President

Mr. Greifeld, our Chief Executive Officer and President, regularly attends management compensation committee meetings at the invitation of the committee. Mr. Greifeld provides his perspective to the committee regarding executive compensation matters generally and the specific performance of the executives reporting to him, as discussed above.

However, in accordance with the listing rules of The NASDAQ Stock Market, Mr. Greifeld does not vote on executive compensation matters or attend executive sessions of the committee, and Mr. Greifeld is not present when his own compensation is being discussed or approved.

Mr. Essa Kazim, NASDAQ OMX’s other director who has been deemed by the board of directors not to be independent, also does not vote on executive compensation matters when such matters are considered by the board.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation of each of the named executive officers for services rendered during the fiscal years ended December 31, 2010, 2009 and 2008.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Robert Greifeld	2010	$1,000,000	—	$1,580,000	—	$2,627,000	$476,207	$130,427	$5,813,634
Chief Executive Officer and President	2009	$1,038,461	—	$1,905,600	$6,707,700	$3,324,000	$766,257	$99,807	$13,841,825
	2008	$1,000,000	—	$3,212,800	—	$3,800,000	—	$94,646	$8,107,446

Adena T. Friedman(8)	2010	$500,000	—	$880,001	$219,999	$1,222,875	$217,237	$47,327	$3,087,439
Former Chief Financial Officer and Executive Vice President, Corporate Strategy	2009	$519,231	—	$3,196,500	—	$1,126,500	$340,479	$51,904	$5,234,614

Anna M. Ewing	2010	$500,000	—	$880,001	$219,999	$1,029,750	$96,494	$47,115	$2,773,359
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	2009	$465,385	—	$3,196,500	—	$1,232,250	$155,058	$42,882	$5,092,075
	2008	$400,000	$48,750	$374,997	$375,000	$1,162,950	—	$48,770	$2,410,467

Edward S. Knight	2010	$475,000	—	$559,992	$140,000	$971,400	$347,552	$45,480	$2,539,424
Executive Vice President, General Counsel and Chief Regulatory Officer	2009	$493,269	—	$1,065,500	—	$1,094,700	$543,689	$50,335	$3,247,493
	2008	$472,885	—	$325,007	$325,004	$1,101,125	—	$51,982	$2,276,003

Eric W. Noll	2010	$500,000	$178,625	$720,006	$180,002	$771,375	—	$22,125	$2,372,133
Executive Vice President, Transaction Services U.S. and U.K.

(1)	The salary amounts for 2009 reflect an extra bi-weekly pay period and mid-year base salary increases for some of the named executive officers.

(2)	The amounts reported in this column reflect discretionary cash awards made to the named executive officers that are in addition to the amounts earned under the ECIP or other performance-based incentive compensation programs, which are reported in the column entitled “Non-Equity Incentive Plan Compensation.”

(3)	(a)

The amounts reported in this column reflect the grant date fair value of the stock awards, including PSUs and restricted stock, computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 11 to the company’s audited financial statements for the fiscal year ended December 31, 2010 included in our Form 10-K. The table below presents separately the grant date fair value of the awards of PSUs, assuming that the target performance threshold will be achieved, and restricted stock for each year.

Name and Principal Position	Year	PSUs ($)	Restricted Stock ($)	Total Stock Awards ($)
Robert Greifeld	2010	$1,580,000	—	$1,580,000
Chief Executive Officer and President	2009	$1,905,600	—	$1,905,600
	2008	$3,212,800	—	$3,212,800

Adena T. Friedman	2010	$880,001	—	$880,001
Former Chief Financial Officer and Executive Vice President, Corporate Strategy	2009	—	$3,196,500	$3,196,500

Anna M. Ewing	2010	$880,001	—	$880,001
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	2009	—	$3,196,500	$3,196,500
	2008	$374,997	—	$374,997

Edward S. Knight	2010	$694,389	—	$694,389
Executive Vice President, General Counsel and Chief Regulatory Officer	2009	—	$1,065,500	$1,065,500
	2008	$325,007	—	$325,007

Eric W. Noll	2010	$720,006	—	$720,006
Executive Vice President, Transaction Services U.S. and U.K.

(b)	Since the PSUs are subject to performance conditions, the grant date fair value reported for PSUs reflects the value at the grant date based upon the probable outcome of the performance conditions, excluding the effect of estimated forfeitures. The table below shows the grant date fair value of the PSU awards, assuming that the maximum performance threshold will be achieved or exceeded.

Name and Principal Position	Year	PSUs ($)
Robert Greifeld	2010	$2,370,000
Chief Executive Officer and President	2009	$2,858,400
	2008	$4,819,200

Adena T. Friedman	2010	$1,320,011
Former Chief Financial Officer and Executive Vice President, Corporate Strategy	2009	—

Anna M. Ewing	2010	$1,320,011
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	2009	—
	2008	$562,496

Edward S. Knight	2010	$839,987
Executive Vice President, General Counsel and Chief Regulatory Officer	2009	—
	2008	$487,511

Eric W. Noll	2010	$1,080,009
Executive Vice President, Transaction Services U.S. and U.K.

(4)	The amounts reported in this column reflect the grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 11 to the company’s audited financial statements for the fiscal year ended December 31, 2010 included in our Form 10-K.

(5)	The amounts reported in this column reflect the cash awards made to the named executive officers under the ECIP and other performance-based incentive compensation programs.

(6)	The amounts reported in this column reflect the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established by NASDAQ OMX. Amounts for 2008 for Messrs. Greifeld and Knight and Ms. Ewing are not reported in this column as there was a decrease in the actuarial present value of the named executive officers’ benefits under pension plans maintained by the company. The amounts of these decreases were as follows: $375,311 for Mr. Greifeld, $141,123 for Mr. Knight and $66,744 for Ms. Ewing.

Assumptions used in calculating the amounts include a 5.25% discount rate of as December 31, 2010, a 5.75% discount rate of as December 31, 2009, a 7.00% discount rate as of December 31, 2008, a 6.00% discount rate as of December 31, 2007, retirement at age 62, which is the earliest age at which a participant may retire and receive unreduced benefits under the plans, and other assumptions used for financial reporting purposes under generally accepted accounting principles as described in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Form 10-K. The named executive officers may not currently be entitled to receive benefits under the pension plans if such amounts are not vested. None of the named executive officers received above-market or preferential earnings on deferred compensation in 2010, 2009 or 2008.

(7)	(a)	The following table sets forth the amounts reported in the “All Other Compensation” column by type.

Name and Principal Position	Incremental Cost of Personal Use of Company Car ($)	Cost of Executive Health Exam ($)	Cost of Financial Planning Services ($)	True-Up to the Executive’s Contribution to the 401(k) Plan ($)	Matching Contribution to the 401(k) Plan ($)	Contribution to the Basic ERC ($)	Contribution to the Supplemental ERC ($)	Total All Other Compensation ($)
Robert Greifeld Chief Executive Officer and President	$80,627	—	—	$—	$9,800	$9,800	$30,200	$130,427

Adena T. Friedman Former Chief Financial Officer and Executive Vice President, Corporate Strategy	—	—	$7,527	$2,108	$7,692	$14,700	$15,300	$47,327

Anna M. Ewing Executive Vice President, Global Technology and Market Technology and Chief Information Officer	—	—	$7,315	—	$9,800	$14,700	$15,300	$47,115

Edward S. Knight Executive Vice President, General Counsel and Chief Regulatory Officer	—	—	$7,180	—	$9,800	$14,700	$13,800	$45,480

Eric W. Noll Executive Vice President, Transaction Services U.S. and U.K.	—	$2,325	—	$—	$9,800	$4,900	$5,100	$22,125

(b)	The incremental cost of personal use of the company car (including commutation) is calculated based on an allocation of the cost of the vehicle, driver, fuel, maintenance, insurance, parking and tolls.

(8)	Ms. Friedman was serving as Chief Financial Officer and Executive Vice President, Corporate Strategy as of December 31, 2010. Her resignation was effective March 4, 2011.

Employment Agreements

NASDAQ OMX currently has employment agreements with two of its named executive officers, Messrs. Greifeld and Knight.

Robert Greifeld

On December 13, 2006, NASDAQ OMX’s board of directors and management compensation committee approved the terms and conditions of Mr. Greifeld’s 2007 employment agreement, which amended and restated his original 2003 employment agreement.

The 2007 employment agreement has an initial term ending on December 31, 2010 and has been subsequently extended for an additional annual period, with the current annual period continuing through 2011. The agreement will automatically extend for one-year renewals thereafter unless either party, at least 180 days prior to the expiration of the initial term or a renewal period, gives notice of its intent not to extend the agreement.

The agreement provides for:

•	an annual base salary of not less than $1 million; and

•

annual incentive compensation that is targeted at 200% of base salary based on the achievement of one or more performance objectives established for such year by the management compensation committee of the board of directors, after consultation with Mr. Greifeld.

Under the agreement, Mr. Greifeld was granted a performance share unit award of 80,000 units (with each unit representing one share of the company’s common stock) annually for four years beginning in 2007. Each annual award is subject to a three-year performance period. At the end of a performance period, Mr. Greifeld may earn from 0% to 150% of the 80,000 units granted, depending upon the attainment of performance goals established by the management compensation committee for each grant.

Under the terms of his original 2003 employment agreement, which remain in place under the 2007 employment agreement, Mr. Greifeld became fully vested in his retirement benefits under the company’s SERP when he attained four years of service with the company on May 12, 2007. Mr. Greifeld is entitled to other benefits on the same basis as benefits generally made available to other executives, including participation in the Pension Plan.

The agreement contains restrictive covenants, including covenants requiring Mr. Greifeld to maintain the confidentiality of NASDAQ OMX’s proprietary information and to refrain from disparaging NASDAQ OMX. The agreement also prohibits Mr. Greifeld from soliciting NASDAQ OMX employees or rendering services to a competing entity for a period of two years following the date of termination of employment. To receive change of control payments and benefits under the agreement, Mr. Greifeld must execute a general release of claims against NASDAQ OMX. In addition, the change of control payments and benefits are generally subject to discontinuation in the event Mr. Greifeld breaches the restrictive covenants.

If Mr. Greifeld’s employment is terminated by the company without cause or if Mr. Greifeld terminates his employment for good reason, whether or not associated with a change in control, the company is obligated to make certain payments to him. Also, if Mr. Greifeld’s employment is terminated within two years after a change in control either by the company without cause or by Mr. Greifeld for good reason, he will be entitled to certain severance payments and benefits from the company. In the latter circumstance, if the severance payments are less than 330% of the “base amount” (as defined in Section 280G of the Code), any severance payments and/or benefits payable would be reduced to an amount that would not trigger an excise tax. Otherwise, the excise tax and gross up amounts will be limited to an amount that is no more than 300% of one year’s annual base salary and annual incentive award. For further information about these payments and benefits, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.” As noted in the section entitled “Potential Payments upon Termination or Change in Control—Estimated Change in Control or Termination Payments and Benefits at the End of 2010,” Mr. Greifeld would have received no excise tax and gross-up payment if he had been terminated by the company due to a change in control as of December 31, 2010.

Edward S. Knight

NASDAQ OMX also has an employment agreement with Edward S. Knight, our Executive Vice President, General Counsel and Chief Regulatory Officer. The term of Mr. Knight’s employment agreement commenced on December 30, 2000, continued for an initial term ending on December 31, 2003 and has been subsequently extended for eight additional annual periods, with the current annual period continuing through 2011. Under the terms of the agreement, the agreement will automatically extend for further one-year periods unless either party, at least six months prior to the expiration of the renewal period, gives notice of its intent not to renew the agreement.

The agreement provides for:

•	an annual base salary at a rate not less than the rate of base salary in effect on December 30, 2000; and

•	for years after 2003, such incentive compensation for each calendar year during the term as the management compensation committee may award in its discretion.

Under the agreement, Mr. Knight became fully vested in his supplemental retirement benefits under the SERP upon the attainment of age 55 and completion of five years of service. Under the terms of the agreement, the company paid Mr. Knight a stay pay bonus in 2003 equal to two times his then effective base salary.

If Mr. Knight’s employment is terminated by the company without cause or if Mr. Knight terminates his employment for good reason, whether or not associated with a change in control, the company is obligated to make certain payments to him. Mr. Knight also would be entitled to receive an excise tax reimbursement and gross up under his employment agreement in the event that amounts payable under his agreement trigger an excise tax under Section 4999 of the Code. As noted in the section entitled “Potential Payments upon Termination or Change in Control—Estimated Change in Control or Termination Payments and Benefits at the End of 2010,” Mr. Knight would have received no excise tax and gross-up payment if he had been terminated by the company due to a change in control as of December 31, 2010.

The agreement also contains restrictive covenants, including covenants requiring Mr. Knight to maintain the confidentiality of NASDAQ OMX’s proprietary information and to refrain from disparaging NASDAQ OMX. The agreement also prohibits Mr. Knight from soliciting NASDAQ OMX employees or rendering services to a competing entity for a period of twelve months following the date of termination of employment.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to each of the named executive officers during the fiscal year ended December 31, 2010.

2010 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/ Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Robert Greifeld	3/1/2010	$0	$2,000,000	$3,000,000	(6)	—	—	—	—	—	—	—
Chief Executive Officer and President	3/4/2010	—	—	—		0	80,000	120,000	—	—	—	$1,580,000	(7)

Adena T. Friedman	3/1/2010	$0	$750,000	$1,500,000		—	—	—	—	—	—	—
Former Chief Financial Officer and Executive Vice President, Corporate Strategy	3/4/2010	—	—	—		0	44,557	66,836	—	—	—	$880,001
	3/4/2010	—	—	—		—	—	—	—	34,664	$19.75	$219,999

Anna M. Ewing	3/1/2010	$0	$750,000	$1,500,000		—	—	—	—	—	—	—
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	3/4/2010	—	—	—		0	44,557	66,836	—	—	—	$880,001
	3/4/2010	—	—	—		—	—	—	—	34,664	$19.75	$219,999

Edward S. Knight	3/1/2010	$0	$600,000	$1,200,000		—	—	—	—	—	—	—
Executive Vice President, General Counsel and Chief Regulatory Officer	3/4/2010	—	—	—		0	28,354	42,531	—	—	—	$559,992
	3/4/2010	—	—	—		—	—	—	—	22,059	$19.75	$140,000

Eric W. Noll	3/1/2010	$0	$750,000	$1,500,000		—	—	—	—	—	—	—
Executive Vice President and Transaction Services U.S. and U.K.	3/4/2010	—	—	—		0	36,456	54,684	—	—	—	$720,006
	3/4/2010	—	—	—		—	—	—	—	28,362	$19.75	$180,002

(1)	The amounts reported in these columns represent the possible range of payments under the ECIP or other performance-based incentive compensation programs. For information about the amounts actually earned by each named executive officer under the ECIP, see “Executive Compensation—Summary Compensation Table.” Amounts are considered earned in fiscal year 2010 although they were not paid until 2011.

(2)	The amounts reported in these columns represent the possible range of performance share units that each named executive officer may earn under the Equity Plan, depending on his or her achievement of performance goals established by the management compensation committee. For information about the performance share units actually earned by each named executive officer, see “Executive Compensation—2010 Outstanding Awards at Fiscal Year-End Table.”

(3)	The amounts reported in this column reflect the number of shares of common stock underlying stock options granted to each named executive officer under the Equity Plan.

(4)	The amounts reported in this column represent the exercise price of the stock options reported in the previous column and are equal to the closing market price of our common stock on the date of grant.

(5)	The amounts reported in this column represent the grant date fair value of the full equity awards reported in the previous columns calculated pursuant to FASB ASC Topic 718 based upon the assumptions discussed in footnote 11 to the company’s audited financial statements for the fiscal year ended December 31, 2010 included in our Form 10-K.

(6)	Under the ECIP, the maximum award payable to any named executive officer for any plan year may not exceed the greater of $3 million or 3% of the company’s before-tax net income.

(7)	The amount reported reflects the grant date fair value of Mr. Greifeld’s 2010 PSU award based upon the probable outcome of the performance conditions, excluding the effect of estimated forfeitures. Assuming that the maximum performance threshold will be achieved or exceeded, the grant date fair value of the award would be $2,370,000.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all outstanding equity awards held by each named executive officer as of December 31, 2010.

2010 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Robert Greifeld	700,000	—		—	$5.28	04/15/2013	—		—	—		—
Chief Executive Officer and President	1,000,000	—		—	$6.30	06/11/2013	—		—	—		—
	720,000	240,000	(2)	—	$35.92	12/13/2016	—		—	—		—
	—	900,000	(3)	—	$21.31	06/30/2019	—		—	—		—
	—	—		—	—	—	—		—	80,000	(13)	$1,898,400
	—	—		—	—	—	—		—	80,000	(14)	$1,898,400

Adena T. Friedman(1)	100,000	—		—	$9.15	02/18/2014	—		—	—		—
Former Chief Financial Officer and Executive Vice President, Corporate Strategy	195,000	—		—	$7.35	11/15/2014	—		—	—		—
	32,588	—		—	$35.92	12/13/2016	—		—	—		—
	30,085	—		—	$45.38	12/12/2017	—		—	—		—
	—	60,704	(4)	—	$25.07	12/17/2018	—		—	—		—
	—	34,664	(5)	—	$19.75	3/4/2020	—		—	—		—
	—	—		—	—	—	16,527	(7)	$392,186	—		—
	—	—		—	—	—	29,517	(8)	$700,438	—		—
	—	—		—	—	—	150,000	(9)	$3,559,500	—		—
	—	—		—	—	—	44,557	(10)	$1,057,338	—		—

Anna M. Ewing	50,000	—		—	$7.35	11/15/2014	—		—	—		—
Executive Vice President, Global Technology and Market Technology and Chief Information Officer	32,558	—		—	$35.92	12/13/2016	—		—	—		—
	22,564	—		—	$45.38	12/12/2017	—		—	—		—
	—	45,528	(4)	—	$25.07	12/17/2018	—		—	—		—
	—	34,664	(5)	—	$19.75	03/4/2020	—		—	—		—
	—	—		—	—	—	12,396	(7)	$294,157	—		—
	—	—		—	—	—	22,138	(8)	$525,335	—		—
	—	—		—	—	—	150,000	(9)	$3,559,500	—		—
	—	—		—	—	—	44,557	(10)	$1,057,338	—		—

Edward S. Knight	7,200	—		—	$13.00	02/14/2011	—		—	—		—
Executive Vice President, General Counsel and Chief Regulatory Officer	75,000	—		—	$9.15	02/18/2014	—		—	—		—
	150,000	—		—	$7.35	11/15/2014	—		—	—		—
	28,801	—		—	$35.92	12/13/2016	—		—	—		—
	19,555	—		—	$45.38	12/12/2017	—		—	—		—
	—	39,458	(4)	—	$25.07	12/17/2018	—		—	—		—
	—	22,059	(5)	—	$19.75	03/04/2020	—		—	—		—
	—	—		—	—	—	10,743	(7)	$254,931	—		—
	—	—		—	—	—	19,187	(8)	$455,308	—		—
	—	—		—	—	—	50,000	(9)	$1,186,500	—		—
	—	—		—	—	—	35,159	(10)	$834,323	—		—

Eric W. Noll	—	72,319	(6)	—	$19.50	07/22/2019	—		—	—		—
Executive Vice President, Transaction Services U.S. and U.K.	—	28,362	(5)	—	$19.75	03/04/2020	—		—	—		—
	—	—		—	—	—	25,000	(11)	$593,250	—		—
	—	—		—	—	—	25,299	(12)	$600,345	—		—
	—	—		—	—	—	36,456	(10)	$865,101	—		—
	—	—		—	—	—	—		—	—		—

(1)	Ms. Friedman’s unexercisable stock options, unvested performance share units and unvested restricted stock units were forfeited when she left the company in March 2011.

(2)	These unexercisable stock options vest as follows: 160,000 shares will vest on December 13, 2011 and 80,000 shares will vest on December 13, 2012.

(3)	These unexercisable stock options vest as to 50% of the options on December 31, 2011 and as to 50% of the options on December 31, 2012.

(4)	These unexercisable stock options vest in full on December 17, 2012.

(5)	These unexercisable stock options vest in full on March 4, 2014.

(6)	These unexercisable stock options vest in full on July 22, 2013.

(7)	These performance share unit awards were subject to a one-year performance period ending on December 31, 2008 for the purposes of determining the number of shares to be awarded, and these shares will vest three years after the end of the performance period on December 31, 2011. The maximum amount of performance share units was awarded as the maximum performance threshold was exceeded.

(8)	These performance share unit awards were subject to a one-year performance period ending on December 31, 2009, and these shares will vest three years after the end of the performance period on December 31, 2012. 148% of the target amount of performance share units was awarded as performance fell between the target and maximum performance thresholds.

(9)	These restricted stock units vest as to 30% of the units on June 30, 2011 and as to 70% of the units on June 30, 2012.

(10)	These performance share unit awards were subject to a one-year performance period ending on December 31, 2010, and these shares will vest one-third on each of December 31, 2011, December 31, 2012 and December 31, 2013. Mr. Knight was awarded 124% of the target amount of performance share units as his performance fell between the target and maximum performance thresholds. The target amount of performance share units was awarded for each remaining named executive officer (other than Ms. Friedman) as the target performance threshold was achieved for these awards.

(11)	These restricted stock units vest as to 30% of the units on July 22, 2011 and as to 70% of the units on July 22, 2012.

(12)	These performance share unit awards were subject to a one-year performance period ending on December 31, 2009, and the shares subject to this award vested one-third on December 31, 2010 with an additional one-third vesting on each of December 31, 2011 and December 31, 2012. 148% of the target amount of performance share units was awarded as performance fell between the target and maximum performance thresholds.

(13)	This performance share unit award is subject to a three-year performance period ending on December 31, 2011. The amount reported is the target award amount, although the actual number of shares awarded could range from 0% to 150% of the target amount of 80,000 shares, depending on the level of achievement of certain specified performance goals established by the management compensation committee.

(14)	This performance share unit award is subject to a three-year performance period ending on December 31, 2012. The amount reported is the target award amount, although the actual number of shares awarded could range from 0% to 150% of the target amount of 80,000 shares, depending on the level of achievement of certain specified performance goals established by the management compensation committee.

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by and restricted stock awards that vested for the named executive officers during the fiscal year ended December 31, 2010.

2010 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Robert Greifeld	—	—	53,333	(3)	$1,493,324
Chief Executive Officer and President

Adena T. Friedman	—	—	5,435	(4)	$123,429
Former Chief Financial Officer and Executive Vice President, Corporate Strategy

Anna M. Ewing	—	—	5,435	(5)	$123,249
Executive Vice President, Global Technology and Market Technology and Chief Information Officer

Edward S. Knight	—	—	4,808		$109,190
Executive Vice President and Chief Information Officer

Eric W. Noll	—	—	12,650	(6)	$300,185
Executive Vice President, Transaction Services U.S. and U.K.

(1)	The amounts reported in this column are calculated by multiplying the number of shares received upon exercise by the difference between the closing market price of our common stock on the date of exercise and the exercise price of the option.

(2)	The amounts reported in this column are calculated by multiplying the number of shares of stock that vested by the closing market price of our common stock on the later of the vesting date or the delivery date.

(3)	The amount reported includes 21,422 shares that were withheld to pay taxes in connection with the vesting of PSUs.

(4)	The amount reported includes 2,495 shares that were withheld to pay taxes in connection with the vesting of restricted stock.

(5)	The amount reported includes 2,513 shares that were withheld to pay taxes in connection with the vesting of restricted stock.

(6)	The amount reported includes 5,848 shares that were withheld to pay taxes in connection with the vesting of PSUs.

Retirement Benefits

401(k) Plan

NASDAQ OMX provides a tax-qualified Section 401(k) savings plan (401(k) Plan) for eligible employees. As of December 31, 2010, all of the named executive officers participated in the 401(k) Plan. NASDAQ OMX matches employee contributions to this plan during the year up to 4% of base salary, not to exceed the Internal

Revenue Service (IRS) annual limits. For the year ended December 31, 2010, NASDAQ OMX also provided true-up matching to ensure that employees who contributed 4% of base salary to the 401(k) Plan in 2010 would receive the maximum company match for 2010, regardless of the timing of employee contributions.

Frozen Pension Plan and SERP

In addition, NASDAQ OMX maintained a tax-qualified defined benefit pension plan (Pension Plan), which was open to executives on the same terms as other employees, and a non-qualified supplemental executive retirement plan (SERP), which was open only to eligible executives. The Pension Plan was designed to pay benefits to qualified employees upon retirement, and the SERP was designed to provide supplemental retirement income to our executives and their beneficiaries. Effective May 1, 2007, the Pension Plan and SERP were fully frozen for all employees, and new retirement benefits were implemented on July 1, 2007. As a result, the eligible named executive officers have accrued Pension Plan and SERP benefits only through April 30, 2007. As of that date, the plan participants no longer accrue additional benefits from future salary earnings and years of service with NASDAQ OMX. However, participants continue to receive credit for future service for vesting of the frozen accrued benefits under both the Pension Plan and SERP and for eligibility for an early retirement subsidy that existed under the Pension Plan.

Employer Retirement Contributions (ERCs)

Retirement benefits available for service after May 1, 2007 include two features. The first part of the retirement benefits, which is provided through the existing 401(k) Plan, is available to all employees, including the named executive officers, on the same terms. Under the plan, NASDAQ OMX:

•	matches an employee’s contributions to the 401(k) Plan up to 4% of base salary;

•	makes discretionary tax-qualified contributions to the 401(k) Plan, called the Basic Employer Retirement Contributions (Basic ERC), within specified guidelines based on years of service; and

•

makes discretionary additional tax-qualified contributions, called Enhanced Employer Retirement Contributions (Enhanced ERC), for employees age 45 or older with at least 10 years of service as of December 31, 2006.

The second part of NASDAQ OMX’s retirement program is a non-qualified plan called the Supplemental Employer Retirement Contributions (Supplemental ERC). The Supplemental ERC is available to officers and non-officers whose base salaries exceed the IRS compensation limit of $245,000 (for 2010) or whose total employee and NASDAQ OMX contributions to qualified plans exceed the IRS total annual contribution limit, generally $49,000 (for 2010). For years in which an ERC is made to the 401(k) Plan, a Supplemental ERC will be made for those employees for whom the ERC must be reduced by operation of these IRS limits. The Supplemental ERC is equal to the difference between the ERC that would have been contributed for the employee had the IRS limits not applied, and the actual ERC contributed to the 401(k) Plan.

Employees may direct investment of Basic ERC and Enhanced ERC contributions among the various mutual funds available through our 401(k) Plan. Supplemental ERC contributions receive interest at a rate set forth in the plan document. Unlike the Pension Plan and SERP, the ERC benefits allow for immediate vesting.

Most employees outside of the U.S. are covered by local retirement plans or by applicable social laws.

Pension Benefits Table

The table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Pension Plan and the SERP as of December 31, 2010.

2010 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments During Last Fiscal Year ($)
Robert Greifeld Chief Executive Officer and President	Pension Plan SERP	7.67 7.67	$ $	103,322 3,426,141	— —

Adena T. Friedman Former Chief Financial Officer and Executive Vice President, Corporate Strategy	Pension Plan SERP	17.58 17.58	$ $	186,649 1,005,991	— —

Anna M. Ewing Executive Vice President, Global Technology and Market Technology and Chief Information Officer	Pension Plan SERP	10.25 10.25	$ $	141,093 511,397	— —

Edward S. Knight Executive Vice President, General Counsel and Chief Regulatory Officer	Pension Plan SERP	11.50 11.50	$ $	289,723 2,871,691	— —

Eric W. Noll(2) Executive Vice President, Transactions Services U.S. and U.K.	Pension Plan SERP	— —		—	— —

(1)	The amounts reported comprise the actuarial present value of the named executive officer’s accumulated benefit under the Pension Plan and SERP as of December 31, 2010. Assumptions used in calculating the amounts include a 5.25% discount rate as of December 31, 2010, retirement at age 62, which is the earliest age at which a participant may retire and receive unreduced benefits under the plans, and other assumptions used for financial statement reporting purposes under generally accepted accounting principles as described in footnote 10 to the company’s audited financial statements for the fiscal year ended December 31, 2010 included in our Form 10-K.

(2)	Mr. Noll is not a participant in the Pension Plan or SERP. Mr. Noll joined NASDAQ OMX after the Pension Plan and SERP were frozen and is not eligible to participate in these plans.

Generally, participants in the Pension Plan become vested in retirement benefits under the plan after five years of service from the participant’s date of hire. As of December 31, 2010, all of the named executive officers, other than Mr. Noll, were vested in benefits payable under the Pension Plan. Participants in the SERP generally become vested in retirement benefits under the SERP after reaching age 55 and completing 10 years of service. Under the provisions of their employment agreements described above, Messrs. Greifeld and Knight are vested in benefits payable under the SERP. None of the other named executive officers are vested in benefits payable under the SERP as of December 31, 2010.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

As of December 31, 2010, the only nonqualified defined contribution plan in which our named executive officers participated was the Supplemental ERC. The table below shows the amounts contributed to this plan by, or on behalf of, our named executive officers during the fiscal year ended December 31, 2010 and other information.

2010 Nonqualified Deferred Compensation Table

Name	Executive Contributions in last FY($)	Registrant Contributions in last FY($)(1)	Aggregate Earnings in last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE($)(3)
Robert Greifeld Chief Executive Officer and President	—	$30,200	$7,959	—	$84,410

Adena T. Friedman Former Chief Financial Officer and Executive Vice President, Corporate Strategy	—	$15,300	$4,291	—	$44,805
Anna M. Ewing Executive Vice President, Global Technology and Market Technology and Chief Information Officer	—	$15,300	$2,310	—	$23,442

Edward S. Knight Executive Vice President, General Counsel and Chief Regulatory Officer	—	$13,800	$3,319	—	$35,186
Eric W. Noll Executive Vice President, Transaction Services U.S. and U.K.	—	$5,100	$0	—	$5,100

(1)	The amounts reported in this column reflect contributions by the company to the named executive officers under the Supplemental ERC for the fiscal year ended December 31, 2010 which were paid in February 2011. For each named executive officer, these amounts are reported in the column “All Other Compensation” in the “Summary Compensation Table.”

(2)	The amounts reported in this column represent interest earned during 2010 on account balances. Interest is paid at an annual rate of 7% (which is the 10-year U.S. Treasury securities rate on the effective date of the Supplemental ERC program plus an additional 1%).

(3)	The amounts reported in this column represent account balances at December 31, 2010. These amounts include contributions that the company has made to the named executive officers under the Supplemental ERC and interest earned on account balances. To the extent that the named executive officers were considered named executive officers in prior years’ proxy statements, the Supplemental ERC contributions for prior years were reported in the column “All Other Compensation” in the “Summary Compensation Table” found in our proxy statement for the annual meeting of stockholders.

Potential Payments upon Termination or Change in Control

Change in Control Agreements

Messrs. Greifeld’s and Knight’s legacy employment agreements provide for limited payments and benefits in the event of the termination of his employment following a change in control of the company. In addition, we have entered into letter agreements with the other named executive officers providing limited payments and benefits to them if their employment is terminated in connection with a change in control of the company. All of these agreements use what is known as a “double trigger,” meaning that payments are activated only upon the occurrence of both a change in control of the company and a loss of employment.

Under Mr. Greifeld’s employment agreement and the agreements with the other named executive officers (other than Mr. Knight), a change in control generally consists of the first to occur of the following:

•	an acquisition of more than 50% of the company’s voting securities (except in limited circumstances);

•	the current directors (and their approved successors) cease to constitute a majority of the company’s board;

•

the consummation of a merger, consolidation or reorganization, unless (1) the company’s voting securities prior to the transaction continue to represent more than 50% of the voting securities of the surviving entity (either by remaining outstanding or being converted into voting securities of the surviving entity) or (2) no person directly or indirectly acquires more than 50% of the company’s then outstanding voting securities (other than acquisitions directly from the company); or

•	the complete liquidation of the company or the sale by the company of all or substantially all of its assets.

We also have provisions in our Equity Plan that provide for the accelerated vesting of outstanding unvested equity awards in the event of a termination due to a change in control of the company.

Robert Greifeld

Under Mr. Greifeld’s employment agreement, if his employment is terminated within two years after a change in control either by the company without cause or by Mr. Greifeld for good reason, he will be entitled to the following severance payments and benefits from the company:

•	a cash payment equal to one year’s annual base salary and the annual incentive award for the calendar year immediately preceding the date of termination;

•	a pro rata portion of his target annual incentive award for the calendar year in which his termination occurs;

•	Pension Plan and SERP benefits;

•	continued health coverage for the lesser of 24 months or until the date he secures subsequent employment with medical and dental coverage; and

•	continued life insurance and accidental death and dismemberment insurance benefits for 24 months.

Mr. Greifeld also would be entitled to receive a modified excise tax reimbursement with a gross up payment under his employment agreement in limited circumstances. If the severance payments payable under the terms of the agreement are less than 330% of the “base amount” (as defined in Section 280G of the Code), any severance payments and/or benefits payable would be reduced to an amount that would not trigger an excise tax. Otherwise, the excise tax and gross up amounts will be limited to an amount that is no more than 300% of one year’s annual base salary and annual incentive award.

Mr. Greifeld’s right to these amounts is subject to his compliance with several restrictive covenants, including covenants that require him to maintain the confidentiality of the company’s proprietary information and to refrain from disparaging the company. Mr. Greifeld also is prohibited from soliciting the company’s employees or rendering services for a competing entity for a period of two years following the date of termination. Further, to receive the payments and benefits, Mr. Greifeld must execute a general release of claims against the company. In addition, the change in control payments and benefits generally are subject to discontinuation in the event Mr. Greifeld breaches the restrictive covenants.

Edward Knight

Under Mr. Knight’s employment agreement, if his employment is terminated by the company without cause or if Mr. Knight terminates his employment for good reason, whether or not associated with a change in control, the company is obligated to make certain payments to him. For detailed information on these payments, see “Payments upon Termination (other than for Cause or Change in Control)—Edward Knight” below. “Good reason,” as defined under Mr. Knight’s employment agreement, includes (i) a reduction in his position, duties or authority or (ii) the company failing to secure the agreement of any successor entity that he shall continue in his position without a reduction in position, duties or authority.

Mr. Knight also would be entitled to receive an excise tax reimbursement and gross up under his employment agreement in the event that amounts payable under his agreement trigger an excise tax under Section 4999 of the Code. In addition, Mr. Knight has agreed to be subject to certain post-termination restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

Other Named Executive Officers

Under the letter agreements with the named executive officers (other than Messrs. Greifeld and Knight), if the executive’s employment is terminated by the company without cause or by the executive for good reason, either (x) during the 180 day period immediately prior to a change in control of the company (if the executive can reasonably demonstrate that the termination or good reason event was at the request of a third party that effects the change in control) or (y) during the one year period immediately following the change in control, then he or she will be entitled to the following severance payments and benefits from the company:

•	a cash payment equal to 24 months of annual base salary;

•	100% of the annual target incentive award for the year in which termination occurs plus any earned but unpaid cash incentive award for a completed plan year;

•

continued medical and dental benefits until the earlier of (1) termination of the executive’s COBRA continuation period; (2) 24 months following termination; or (3) the date the executive secures subsequent employment with comparable medical and dental coverage;

•	continued life insurance and accidental death and dismemberment insurance benefits for 24 months; and

•	outplacement services for a period of 12 months or, if earlier, until the executive’s first acceptance of an employment offer.

An executive is not entitled to benefits under the letter agreements if his or her termination of employment is on account of his or her death or disability.

In addition, the letter agreements do not provide for indemnification of any “golden parachute” excise taxes that may be payable by an executive under Section 4999 of the Code in connection with the change in control of the company. Rather, the agreements provide, if any payments or benefits to an executive would be subject to an excise tax under Section 4999, payments and/or benefits to the executive would be reduced to an amount that would not trigger such excise tax.

The letter agreements contain restrictive covenants, which, among other things, require the executive to maintain the confidentiality of the company’s proprietary information and to refrain from disparaging the company. The executive is also prohibited from soliciting the company’s employees or rendering services to a competing entity for a period of one year following termination in connection with a change in control. Further, to receive the payments and benefits, the executive must execute a general release of claims against the company. In addition, the change in control payments and benefits generally are subject to discontinuation in the event an executive breaches the restrictive covenants.

Equity Plan

The employment agreements of Messrs. Greifeld and Knight and the letter agreements of the other named executive officers do not change the terms of outstanding equity awards, which continue to be governed by the Equity Plan and the relevant terms and conditions of the award agreements. Under the Equity Plan, if an employee, including a named executive officer, is terminated by the company other than for cause within a one year period after a change in control of the company, the vesting of all outstanding unvested equity awards will accelerate to the date of termination.

Payments upon Termination (other than for Cause or Change in Control)

Robert Greifeld

Under Mr. Greifeld’s employment agreement, if his employment is terminated by the company without cause, or by Mr. Greifeld for good reason, he will be entitled to the following severance payments and benefits from the company:

•	a cash payment equal to one year’s annual base salary and annual incentive award for the calendar year immediately preceding the date of termination;

•	Pension Plan and SERP benefits; and

•	continued health coverage for the lesser of 24 months or until coverage begins under the health plan of a subsequent employer.

In addition, Mr. Greifeld’s vested stock options would remain exercisable for 36 months, his unvested options would continue to vest for 30 months subject to restrictive covenants and any performance share units would continue to vest subject to the satisfaction of the related performance objectives and continued compliance with the restrictive covenants.

Edward Knight

Under Mr. Knight’s employment agreement, if his employment is terminated by the company without cause or if Mr. Knight terminates his employment for good reason, the company is obligated to pay to Mr. Knight a pro rata portion of the incentive compensation for the year of termination, and a lump sum cash payment equivalent to continuation of base salary and incentive compensation, if any, until the later of (x) the end of the term of the agreement or (y) 24 months following the date of such termination of employment. The company also will continue to provide Mr. Knight with health coverage at its expense for such period.

In the event that Mr. Knight terminates his employment without good reason, he shall be entitled to his salary through the date of termination and shall have no further rights to any compensation or any other benefits under the agreement.

Other Named Executive Officers

Other than Messrs. Greifeld and Knight, none of the other named executive officers has an agreement with the company providing for severance payments and benefits in the event of termination of employment other than the letter agreements described above. According to predetermined NASDAQ OMX guidelines regarding post-termination payments, in the event of a reduction-in-force or other involuntary termination of employment (other than a “for cause” termination or a change in control of the company), the executives would receive 15 months of base salary continuation, continued health coverage under COBRA for nine months subsidized by the company at 65% of cost and up to nine months of outplacement services. Any severance payments and benefits would be made subject to the approval, and at the sole discretion, of the management compensation committee.

Under the ECIP, in the event a named executive officer’s employment is terminated for any reason other than death, disability or retirement, the executive’s right to a non-equity incentive plan compensation award for the calendar year of termination is forfeited. The management compensation committee, in its sole discretion, may pay a pro rata non-equity incentive plan compensation award to the executive for the calendar year of termination. However, in the case of retirement, no such pro-rata award shall be paid unless the performance goals associated with the award have been met.

In addition, upon termination of employment, the named executive officers would receive the benefits to which they would be entitled under the company’s Pension Plan and SERP to the extent that they are vested in these plans.

Payments upon Death, Disability or Retirement

Upon termination of employment on account of death or disability, the named executive officers receive payments pursuant to life insurance or disability insurance purchased by the executive and available to employees generally. Under the ECIP, a named executive officer may, in the discretion of the management compensation committee, receive a pro rata portion of his or her non-equity incentive plan compensation award in the event of death, disability or retirement (provided that, in the case of retirement, the performance goals associated with the award have been met). Under the relevant terms and conditions Equity Plan and the equity award agreements, all stock option or restricted stock awards that would have vested within one year from the date of death or disability will immediately vest and all vested options may be exercised until the earlier of one year from the date of death or disability or their expiration date. Under Mr. Greifeld’s PSU award agreements, his unvested PSU awards will continue to vest at the end of the performance period(s) for such awards. Under the PSU award agreements for the other named executive officers, in the event of disability, unvested PSU awards will be forfeited. In the event of death, unvested PSU awards will vest at the earlier of the date of death or the completion of the performance period(s) for such awards.

Upon retirement, the named executive officers receive the benefits to which they would be entitled under the company’s Pension Plan and SERP to the extent that they are vested in these plans. Under the term and conditions of the Equity Plan and the equity award agreements, all stock option and restricted stock awards that would have vested within one year from the date of retirement will immediately vest and all vested options may be exercised until the earlier of one year from the date of retirement or their expiration date. Under Mr. Greifeld’s PSU award agreements, his unvested PSU awards will continue to vest at the end of the performance period(s) for such awards. Under the PSU award agreements for the other named executive officers, in the event of retirement, unvested PSU awards will be forfeited.

Estimated Change in Control or Termination Payments and Benefits at the End of 2010

The tables below reflect the payments and benefits payable to each of the named executive officers in the event of a termination of the executive’s employment under several different circumstances. The amounts shown assume that termination was effective as of December 31, 2010, given the executive’s compensation and service levels as of that date, and are estimates of the amounts that would be payable to the named executive officers in each situation. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the company. Factors that may affect the nature and amount of payments made on termination of employment, among others, include the timing of the event, compensation level, the market price of the company’s common stock and the executive’s age.

The reported value of the accelerated vesting of outstanding equity awards is based on the intrinsic value of these awards (the value based upon the market price of the company’s common stock on December 31, 2010, reduced in the case of stock options, by the option exercise price). In the case of performance share unit awards for which the performance period has not been completed, the number of shares with accelerated vesting is assumed to be at the target level and at the closing market price on December 31, 2010. The amounts reported for Pension Plan and SERP benefits represent the actuarial present value of the named executive officer’s accumulated benefit under the Pension Plan and SERP as of December 31, 2010. Assumptions used in calculating the amounts include a 5.25% discount rate as of December 31, 2010, retirement at age 62, which is the earliest age at which a participant may retire and receive unreduced benefits under the plans, and other assumptions used for financial reporting purposes under generally accepted accounting principles as described in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Form 10-K. None of the named executive officers was eligible to retire as of December 31, 2010.

Robert Greifeld	Involuntary For Cause or Voluntary Without Good Reason	Involuntary Not For Cause or Voluntary With Good Reason	Death	Disability	Termination Due To Change in Control (“Double Trigger”)
Severance	$0	$4,324,000	$0	$0	$6,324,000
Non-Equity Incentive Compensation	$2,627,000	$2,627,000	$2,627,000	$2,627,000	$0
Stock Option Vesting	$0	Vesting continues for 30 months	$1,089,000	$1,089,000	$2,178,000
Restricted Stock Vesting	$0	$0	$0	$0	$0
Performance Share Unit Vesting	$0	Vesting continues until performance period end	Vesting continues until performance period end	Vesting continues until performance period end	$3,796,800
Retirement Plan Benefits	$3,529,463	$3,529,463	$3,529,463	$3,529,463	$3,529,463
Health & Welfare Benefits	$0	$15,044	$0	$0	$35,956
Outplacement Services	$0	$0	$0	$0	$0
Excise Tax and Gross Up	$0	$0	$0	$0	$0
Total	$6,156,463	$10,495,507	$7,245,463	$7,245,463	$15,864,219

Adena T. Friedman	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Termination Due To Change in Control (“Double Trigger”)
Severance	$0	$625,000	$0	$0	$1,000,000
Non-Equity Incentive Compensation	$0	$1,222,875	$1,222,875	$1,222,875	$1,972,875
Stock Option Vesting	$0	$0	$0	$0	$137,963
Restricted Stock Vesting	$0	$0	$1,067,850	$1,067,850	$3,559,500
Performance Share Unit Vesting	$0	$0	$2,149,962	$0	$2,149,962
Retirement Plan Benefits	$186,649	$186,649	$186,649	$186,649	$186,649
Health & Welfare Benefits	$0	$10,621	$0	$0	$46,526
Outplacement Services	$0	$22,500	$0	$0	$30,000
Total	$186,649	$2,067,645	$4,627,336	$2,477,374	$9,083,475

Anna M. Ewing	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Termination Due To Change in Control (“Double Trigger”)
Severance	$0	$625,000	$0	$0	$1,000,000
Non-Equity Incentive Compensation	$0	$1,029,750	$1,029,750	$1,029,750	$1,779,750
Stock Option Vesting	$0	$0	$0	$0	$137,963
Restricted Stock Vesting	$0	$0	$1,067,850	$1,067,850	$3,559,500
Performance Share Unit Vesting	$0	$0	$1,876,829	$0	$1,876,829
Retirement Plan Benefits	$141,093	$141,093	$141,093	$141,093	$141,093
Health & Welfare Benefits	$0	$628	$0	$0	$3,918
Outplacement Services	$0	$22,500	$0	$0	$30,000
Total	$141,093	$1,818,971	$4,115,522	$2,238,693	$8,529,053

Edward S. Knight	Involuntary For Cause or Voluntary Without Good Reason	Involuntary Not For Cause or Voluntary With Good Reason	Death	Disability	Termination Due To Change in Control (“Double Trigger”)
Severance	$0	$2,150,000	$0	$0	$2,150,000
Non-Equity Incentive Compensation	$0	$971,400	$971,400	$971,400	$971,400
Stock Option Vesting	$0	$87,795	$0	$0	$87,795
Restricted Stock Vesting	$0	$1,186,500	$355,950	$355,950	$1,186,500
Performance Share Unit Vesting	$0	$1,544,562	$1,544,562	$0	$1,544,562
Retirement Plan Benefits	$3,161,414	$3,161,414	$3,161,414	$3,161,414	$3,161,414
Health & Welfare Benefits	$0	$22,689	$0	$0	$22,689
Outplacement Services	$0	$0	$0	$0	$0
Excise Tax and Gross Up	$0	$0	$0	$0	$0
Total	$3,161,414	$9,124,360	$6,033,326	$4,488,764	$9,124,360

Eric W. Noll	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Termination Due To Change in Control (“Double Trigger”)
Severance	$0	$625,000	$0	$0	$1,000,000
Non-Equity Incentive Compensation	$0	$950,000	$950,000	$950,000	$1,700,000
Stock Option Vesting	$0	$0	$0	$0	$418,790
Restricted Stock Vesting	$0	$0	$177,975	$177,975	$593,250
Performance Share Unit Vesting	$0	$0	$1,465,446	$0	$1,465,446
Retirement Plan Benefits	$0	$0	$0	$0	$0
Health & Welfare Benefits	$0	$10,621	$0	$0	$46,526
Outplacement Services	$0	$22,500	$0	$0	$30,000
Total	$0	$1,608,121	$2,593,421	$1,127,975	$5,254,012

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities collectively, to file reports of initial ownership and changes in ownership with the SEC. Based solely on our review of copies of such forms received by NASDAQ OMX, or on written representations from reporting persons that no other reports were required for such persons, we believe that during 2010, our executive officers, directors and 10% stockholders complied with all of the Section 16(a) filing requirements, except on December 20, 2010, Bruce E. Aust, Anna M. Ewing and Adena T. Friedman each filed a late Form 4 covering one transaction and Ronald Hassen filed a late Form 4 covering two transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The audit committee of our board of directors has adopted a written policy regarding related party transactions. For purposes of the policy, a “related party” generally includes directors, director nominees, executive officers, greater than 5% stockholders, immediate family members of any of the foregoing, entities that are affiliated with any of the foregoing and our independent auditing firm. Under the policy, all transactions with related persons are subject to ongoing review and approval or ratification by the audit committee.

In determining whether to approve or ratify a related party transaction, the audit committee considers, among other things, the following factors:

•	whether the terms of the related party transaction are fair to NASDAQ OMX and whether such terms would be on the same basis if the transaction did not involve a related party;

•	whether there are business reasons for NASDAQ OMX to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director;

•	whether the related party transaction would present a conflict of interest for any director or executive officer of NASDAQ OMX, taking into account:

•	the size of the transaction;

•	the overall financial position of the director or executive officer;

•	the direct or indirect nature of the director’s or executive officer’s interest in the transaction;

•	the ongoing nature of any proposed relationship; and

•	any other factors deemed relevant;

•	whether the related party transaction is material, taking into account:

•	the importance of the interest to the related party;

•	the relationship of the related party to the transaction and of related parties to each other;

•	the dollar amount involved; and

•	the significance of the transaction to NASDAQ OMX investors in light of all the circumstances.

Under the policy, related party transactions that are conducted in the ordinary course of NASDAQ OMX’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to NASDAQ OMX’s employees on a broad basis are considered pre-approved by the audit committee.

The following section describes transactions since the beginning of the fiscal year ended December 31, 2010, in which NASDAQ OMX or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a director, a director nominee, an executive officer or a security holder known to own more than five percent of our common stock had, or will have, a direct or indirect material interest. In accordance with our policy on related party transactions, all of the transactions discussed below, other than those that received pre-approval as discussed above, have been approved or ratified by the audit committee of our board of directors.

Borse Dubai, Dubai Financial Market and NASDAQ Dubai

On February 27, 2008, Nasdaq and OMX AB combined their businesses pursuant to an agreement with Borse Dubai Limited. Under this agreement, Borse Dubai sold us all shares of OMX owned by it or acquired through a public offer in Sweden. In connection with this transaction, we issued to Borse Dubai approximately 42.9 million shares of NASDAQ OMX (representing 19.99% of the fully diluted share capital of NASDAQ

OMX at closing) and placed approximately 17.7 million shares in trust for Borse Dubai’s economic benefit. In addition to the shares issued to Borse Dubai and the trust, we paid Borse Dubai approximately $2 billion in cash for the OMX shares.

In connection with the consummation of the transactions described above, we entered into a registration rights agreement with Borse Dubai and the trust and a stockholders’ agreement with Borse Dubai. The registration rights agreement provides Borse Dubai and the trust with certain registration rights for the shares of our common stock they hold. The stockholders’ agreement provides Borse Dubai with, among others, the right to nominate and generally use best efforts to cause the election to the NASDAQ OMX board one director designated by Borse Dubai, subject to certain conditions. Essa Kazim has been designated by Borse Dubai as its nominee with respect to the 2011 annual meeting.

On February 27, 2008, we also acquired a one-third interest in NASDAQ Dubai (formerly the Dubai International Financial Exchange Limited) from Borse Dubai in exchange for $50.0 million (and a commitment to make future capital contributions of up to $25 million) and certain technology and trademark licenses. We also entered into a trademark license agreement and a technology license and marketing agreement with NASDAQ Dubai governing, among other matters, NASDAQ Dubai’s ability to use certain of our marks and technology. Edward Knight, our Executive Vice President, General Counsel and Chief Regulatory Officer, currently serves as a member of NASDAQ Dubai’s board of directors.

In May 2010, we participated in the realignment of the ownership structure of NASDAQ Dubai in which NASDAQ Dubai became a wholly-owned subsidiary of Dubai Financial Market PJSC (DFM), a publicly traded company controlled by Borse Dubai. NASDAQ OMX received a 1% equity interest in DFM in exchange for the equity interest in NASDAQ Dubai.

In December 2010, we purchased 22,781,000 shares of NASDAQ OMX common stock from Borse Dubai for $21.82 per share for an aggregate purchase price of approximately $497 million.

Investor AB

On December 16, 2010, NASDAQ OMX and Investor AB, a corporation organized under the laws of Sweden, entered into a stockholders’ agreement relating to 8.0 million shares of NASDAQ OMX common stock that Investor AB had agreed to purchase from Nomura International plc (Nomura) pursuant to a forward share purchase agreement. On December 16, 2010, Nomura purchased such shares from Borse Dubai Limited. NASDAQ OMX is obligated by the terms of the stockholders’ agreement to nominate and generally use best efforts to cause the election to the NASDAQ OMX board one director designated by Investor AB, subject to certain conditions. Börje Ekholm has been designated by Investor AB as its nominee with respect to the 2011 annual meeting.

Mr. Ekholm was elected to the board on February 17, 2011. Mr. Ekholm is the President and Chief Executive Officer of Investor AB, an industrial holding company that invests in other companies in the ordinary course of business. During the fiscal year ended December 31, 2010, Investor AB paid NASDAQ OMX approximately $0.6 million for market data and issuer services.

One of Investor AB’s portfolio companies is Skandinaviska Enskilda Banken AB (SEB), a financial services company, which is a lender under NASDAQ OMX’s credit facilities and a customer of NASDAQ OMX. During the fiscal year ended December 31, 2010, NASDAQ OMX paid SEB approximately $46 million in principal payments, interest payments and other fees under its credit facilities and approximately $4 million in fees relating to other financing transactions. During the fiscal year ended December 31, 2010, SEB paid NASDAQ OMX approximately $23 million for trading, market data and other services in the ordinary course of business.

Investor AB’s portfolio companies also include certain companies that are listed on one or more of the exchanges that we operate. During the fiscal year ended December 31, 2010, these entities or their affiliates made the following approximate payments to NASDAQ OMX for issuer services in the ordinary course of business: ABB ($0.4 million), Achillion Pharmaceuticals ($0.4 million), AstraZeneca ($0.4 million), Atlas Copco ($0.6 million), ChinaCache International Holdings ($0.1 million), Electrolux ($0.4 million), Ericsson ($0.6 million), Husqvarna ($0.2 million), Jazz Pharmaceuticals ($0.1 million) and Swedish Orphan Biovi ($0.2 million).

In addition, during the fiscal year ended December 31, 2010, NASDAQ OMX paid Memira, another of Investor AB’s portfolio companies, or its affiliates approximately $0.1 million for employee benefits services in the ordinary course of business.

Silver Lake

Glenn H. Hutchins, one of our directors, is also a Co-Founder and Co-Chief Executive Officer of Silver Lake. Upon receipt of stockholder approval at our 2010 annual meeting of stockholders, 1,600,000 shares of our Series A convertible preferred stock held by Silver Lake automatically converted into 845,646 shares of our common stock. Silver Lake disposed of all of its shares in NASDAQ OMX in February 2011.

Silver Lake’s portfolio companies include Interactive Data Corporation, SunGard Data Systems Inc. and NXP Semiconductors. During the fiscal year ended December 31, 2010, Interactive Data Corporation or its affiliates paid us approximately $1.7 million for market data and transaction services in the ordinary course of business. SunGard or its affiliates paid us approximately $3.3 million for market data, transaction and access services during the fiscal year ended December 31, 2010, and we paid SunGard or its affiliates approximately $0.3 million for software services, all in the ordinary course of business. Finally, during the fiscal year ended December 31, 2010, NXP Semiconductors or its affiliates paid us approximately $0.3 million for issuer services in the ordinary course of business.

BlackRock

As of the record date, BlackRock Inc. owned approximately 9.2% of NASDAQ OMX’s common stock. During the fiscal year ended December 31, 2010, BlackRock or its affiliates paid NASDAQ OMX approximately $1.5 million for market data and transaction services and financial products in the ordinary course of business. During the fiscal year ended December 31, 2010, NASDAQ OMX paid BlackRock or its affiliates approximately $0.2 million for risk reporting and advisory services in the ordinary course of business.

Other Transactions with Entities Affiliated with our Directors

Michael Casey, one of our directors, is an advisor to the Chief Executive Officer and Chief Financial Officer of Starbucks, which is listed on The NASDAQ Stock Market. During the fiscal year ended December 31, 2010, Starbucks paid us approximately $0.2 million for issuer services in the ordinary course of business.

Thomas F. O’Neill, one of our directors, is a founding principal of Sandler O’Neill + Partners L.P., which engages in trading and other commercial activities. Mr. O’Neill retired from Sandler O’Neill in November 2010. During the fiscal year ended December 31, 2010, Sandler O’Neill or its affiliates paid us approximately $0.3 million for transaction services in the ordinary course of business.

James S. Riepe, one of our directors, is a Senior Advisor at T. Rowe Price Group, Inc., which engages in trading and other commercial activities with us. During the fiscal year ended December 31, 2010, T. Rowe Price or its affiliates paid us approximately $0.2 million for market data, transaction, mutual fund and investor relations services in the ordinary course of business.

Michael R. Splinter, one of our directors, is President, Chief Executive Officer and Chairman of the board of directors of Applied Materials, Inc., which is listed on The NASDAQ Stock Market. During the fiscal year ended December 31, 2010, Applied Materials paid us approximately $0.1 million for issuer services in the ordinary course of business.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of NASDAQ OMX’s accounting, auditing, financial reporting practices and risk management. The audit committee also oversees the effectiveness of controls over NASDAQ OMX’s regulatory and Enterprise Risk Management (ERM) programs including risk governance structure, metrics, risk assessment and strategy as it relates to key risks, including financial reporting, regulatory, credit, operational and technology. The audit committee charter complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The NASDAQ Stock Market. The complete text of the charter is available on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm.

Each of the audit committee members meets the independence criteria prescribed by applicable law and the rules of the SEC and is an “independent director” as defined in the rules of The NASDAQ Stock Market. Each of the audit committee members meets the financial knowledge requirements of The NASDAQ Stock Market, and Messrs. Casey and Markese have been designated by the board of directors as “audit committee financial experts” under SEC rules.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and NASDAQ OMX that might bear on the firm’s independence, consistent with the applicable requirements of the Public Company Accounting Oversight Board. The audit committee discussed with the independent registered public accounting firm any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the firm’s independence. The audit committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The audit committee also discussed the results of the internal audit examinations and ERM program results. The audit committee approved all audit and allowable non-audit services.

The audit committee discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of NASDAQ OMX’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The audit committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks. In addition, the audit committee reviewed and approved all related party transactions.

The audit committee reviewed and discussed NASDAQ OMX’s audited financial statements as of and for the fiscal year ended December 31, 2010, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of NASDAQ OMX’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Also, the audit committee completed its oversight of the confidential whistleblower process.

Based on the above-mentioned reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in NASDAQ OMX’s annual report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC. The audit committee also recommended the reappointment, subject to stockholder ratification, of the independent registered public accounting firm and the board of directors concurred in such recommendation.

The Audit Committee

John D. Markese, Chair

Michael Casey

Lon Gorman

Hans Munk Nielsen

Deborah L. Wince-Smith

NASDAQ OMX CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

Corporate Governance Guidelines

The NASDAQ OMX board has adopted corporate governance guidelines that set forth a flexible framework within which the board of directors and its committees operate. These guidelines cover a number of areas including the selection, composition and functions of our board, committee assignments and rotation, executive sessions, director orientation and continuing education, director compensation, stock retention requirements for directors, evaluation of senior management and succession planning. Additionally, the guidelines set forth procedures in the event one or more nominees to the company’s board do not receive the affirmative vote of a majority of the votes cast in an uncontested election.

If an incumbent director desires to become a nominee of the board, the incumbent director must submit an irrevocable resignation contingent on (i) the incumbent not receiving a majority of the votes cast in an uncontested election, and (ii) acceptance of that resignation by the board. If the incumbent director does not receive the affirmative vote of a majority of the votes cast, the nominating & governance committee will consider the resignation and recommend acceptance or rejection of the resignation to the board. The board will act on the resignation, taking the nominating & governance committee’s recommendation into account, within 90 days following certification of the stockholder vote. A list of incumbent directors is located on NASDAQ OMX’s website at http://ir.nasdaqomx.com/governance.cfm.

Thereafter, the board will promptly disclose its decision whether to accept or reject the director’s resignation (and the reasons for rejecting the resignation, if applicable) in a press release to be disseminated in the manner that NASDAQ OMX’s press releases typically are distributed.

Any incumbent director who fails to receive the votes required for re-election in an uncontested election and who tenders his or her resignation will remain active and engaged in board activities while the nominating & governance committee considers his or her resignation. However, the incumbent director is expected to voluntarily recuse himself or herself from participation in any proceedings or consideration by the nominating & governance committee or the board regarding the incumbent director.

Code of Ethics

We also have adopted the NASDAQ OMX Code of Ethics, which is applicable to all of our employees, including the principal executive officer, the principal financial officer and the controller and principal accounting officer (senior executive and financial officers). We have a separate NASDAQ OMX Code of Conduct for the Board of Directors, which contains provisions specifically applicable to directors. We intend to post amendments to or waivers from the NASDAQ OMX Code of Ethics (to the extent applicable to the senior executive and financial officers) or to the NASDAQ OMX Code of Conduct for the Board of Directors on our website at the location listed below. We also will disclose amendments or waivers to the codes in any manner otherwise required by the standards applicable to companies listed on The NASDAQ Stock Market.

The following materials related to our corporate governance are available publicly on our web site at http://ir.nasdaqomx.com/governance.cfm.

•	Corporate Governance Guidelines

•	NASDAQ OMX Code of Ethics

•	NASDAQ OMX Code of Conduct for the Board of Directors

•	Procedures to Report Concerns

•	Procedures for Communicating with the Board of Directors

Copies also may be obtained, free of charge, by writing to our corporate secretary at the address listed below under “Stockholder Communication With Directors.” Please specify the document that you would like to receive. Our charter, by-laws and committee charters also are online at the same web address.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

Stockholders and other parties interested in communicating directly with the board of directors, the chairman of the board, other individual directors or particular NASDAQ OMX board committees may do so by addressing correspondence to the intended recipient at the following address.

Joan C. Conley

Senior Vice President and Corporate Secretary

The NASDAQ OMX Group, Inc.

Office of the Corporate Secretary

One Liberty Plaza

New York, New York 10006

NASDAQ OMX’s corporate secretary regularly forwards all correspondence to the board, board members or committees. In addition, concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of NASDAQ OMX’s internal audit department and office of general counsel and handled in accordance with procedures established by the audit committee with respect to such matters.

STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

Holders of NASDAQ OMX voting securities who wish to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for NASDAQ OMX’s 2012 annual meeting must submit them to NASDAQ OMX’s corporate secretary, Joan C. Conley, on or before December 17, 2011 at NASDAQ OMX’s headquarters, One Liberty Plaza, New York, New York 10006 and must otherwise comply with the requirements of Rule 14a-8.

A stockholder who wishes to nominate a person for election as director at an annual or special meeting, or to introduce an item of business at an annual meeting, must also comply with the procedures specified in NASDAQ OMX’s by-laws. Under these procedures, a stockholder must submit the proposed nominee or proposed item of business by delivering a notice to be received by NASDAQ OMX’s corporate secretary at the above address in accordance with the following time frames.

•

In the case of a nomination or proposed item of business for an annual meeting, the notice must normally be delivered not more than 120 nor less than 90 days prior to the first anniversary of the prior year’s meeting. Assuming the 2012 annual meeting is held according to this year’s schedule, the notice must be delivered on or prior to the close of business on February 26, 2012, but no earlier than January 27, 2012.

•

However, if NASDAQ OMX holds its annual meeting on a date that is more than 30 days before or 70 days after such anniversary date, the notice must be delivered no earlier than 120 days prior to the date of the annual meeting nor later than the later of (i) the ninetieth day prior to the date of the annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by NASDAQ OMX.

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If NASDAQ OMX holds a special meeting to elect directors, the notice with respect to the nomination of a person for election as director must be delivered no earlier than 120 days prior to the date of the special meeting nor later than the later of (i) the ninetieth day prior to the date of the special meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting and the nominees proposed by the NASDAQ OMX board is first made by NASDAQ OMX.

The notice required by our by-laws shall contain:

•

as to each person whom a stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under SEC rules and such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

•

as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the text of the proposal or business (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the by-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on NASDAQ OMX’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of NASDAQ OMX that are owned beneficially and of record by such stockholder and such beneficial owner;

•

a representation that the stockholder is a holder of record of stock of NASDAQ OMX entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of NASDAQ OMX’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (ii) otherwise to solicit proxies from holders of NASDAQ OMX voting securities in support of such proposal or nomination.

In addition, holders of NASDAQ OMX voting securities may recommend individuals for consideration by the nominating & governance committee for nomination to the NASDAQ OMX board. Holders should submit such recommendations in writing, together with any supporting documentation the holder deems appropriate, to NASDAQ OMX’s corporate secretary at the address set forth above prior to December 31, 2011.

THE NASDAQ OMX GROUP, INC.

April 15, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET http://www.proxyvoting.com/ndaq Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “3 YEARS” ON PROPOSAL 4.
ITEM 1. Election of Directors.	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 Urban Bäckström 1.2 H. Furlong Baldwin 1.3 Michael Casey 1.4 Börje Ekholm 1.5 Lon Gorman 1.6 Robert Greifeld 1.7 Glenn H. Hutchins 1.8 Birgitta Kantola	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	1.9 Essa Kazim 1.10 John D. Markese 1.11 Hans Munk Nielsen 1.12 Thomas F. O’Neill 1.13 James S. Riepe 1.14 Michael R. Splinter 1.15 Lars Wedenborn 1.16 Deborah L. Wince-Smith	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	ITEM 2. ITEM 3. ITEM 4.	RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ADVISORY VOTE ON EXECUTIVE COMPENSATION ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	1 Year ☐	FOR ☐ FOR ☐ 2 Years ☐	AGAINST ☐ AGAINST ☐ 3 Years ☐	ABSTAIN ☐ ABSTAIN ☐ Abstain ☐

											Mark Here for Address Change or Comments SEE REVERSE		☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can view the Annual Report/Form 10-K and Proxy Statement on the Internet at: http://www.proxyvoting.com/ndaq

▼  FOLD AND DETACH HERE  ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE NASDAQ OMX GROUP, INC.

The undersigned hereby appoints Edward S. Knight and Joan C. Conley, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all NASDAQ OMX securities which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 26, 2011 at 9:00 a.m., local time at NASDAQ MarketSite, Four Times Square, New York, New York 10036, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250